UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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United Parcel Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

Notice of Annual Meeting of Shareowners

May 7, 2009

To our Shareowners:

United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 7, 2009, at 8:00 a.m. The purposes of the meeting are:

1.   To elect ten directors nominated by the board of directors to serve until our 2010 annual meeting of shareowners;

2.   To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2009;

3.   To approve the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan; and

4.   To transact any other business as may properly come before the meeting.

Our board of directors has fixed the close of business on March 9, 2009 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

For a second year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareowners over the Internet. We believe that this e-proxy process expedites shareowners’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 16, 2009, we began mailing to certain shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2009 proxy statement and annual report and vote online. All other shareowners will receive the proxy statement and annual report by mail.

Teri P. McClure
Secretary

Atlanta, Georgia
March 16, 2009

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to be Held on May 7, 2009 The proxy statement and annual report are available at www.proxyvote.com

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328

PROXY STATEMENT
FOR THE
2009 ANNUAL MEETING OF SHAREOWNERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 7, 2009, at 8:00 a.m. On March 16, 2009, we began mailing to shareowners of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card.

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement describes issues on which we would like you to vote at our annual meeting of shareowners. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you on the Internet because you own shares of United Parcel Service, Inc. common stock, in addition to delivering printed versions of this proxy statement and proxy card to certain shareowners by mail.

When you vote by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint D. Scott Davis and Teri P. McClure as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by using the Internet, by telephone or (if you received your proxy card by mail) by signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our shareowners by delivering a Notice in the mail. We are sending the Notice to certain record shareowners. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained on the Notice.

Shareowners who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet at www.proxyvote.com.

Who is entitled to vote?

Holders of our class A common stock and our class B common stock at the close of business on March 9, 2009 are entitled to vote. March 9, 2009 is referred to as the record date.

In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available in electronic form at the place of the annual meeting on May 7, 2009 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?

Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the record date, there were 303,071,610 shares of our class A common stock and 691,743,730 shares of our class B common stock outstanding and entitled to vote.

The voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, who beneficially own shares representing more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

How do I vote?

Shareowners of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Shareowners also may attend the meeting and vote in person. If you hold class B shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 6, 2009. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 6, 2009. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

How many votes do you need to hold the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or

•	voting in person at the annual meeting.

Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on three items:

•	the election of ten directors nominated by the board of directors to serve until our 2010 annual meeting of shareowners;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2009; and

•	the approval of the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”).

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the ten nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the ten nominees.

The ten nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may either:

•	reduce the number of directors that serve on the board, or

•	designate a substitute nominee.

If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How may I vote for the approval of the 2009 Plan, and how many votes must the proposal receive to pass?

With respect to the proposal to approve the 2009 Plan, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

The approval of the 2009 Plan must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

In addition, New York Stock Exchange (“NYSE”) rules require that the total votes cast on the proposal to approve the 2009 Plan must represent a majority of the shares entitled to vote on the proposal.

How does the board of directors recommend that I vote?

The board recommends a vote

•	FOR all ten director nominees;

•	FOR the ratification of the appointment of our independent registered public accountants; and

•	FOR the approval of the 2009 Plan.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR all ten director nominees, FOR the ratification of the appointment of our independent registered public accountants, and FOR the approval of the 2009 Plan.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If you own class A shares and you do not vote by using the Internet, by telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your class A shares will not be voted and will not count in deciding the matters presented for shareowner consideration at the annual meeting. If your class A shares are held pursuant to The UPS Stock Fund in the UPS Savings Plan and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the trustee will vote your shares for each proposal in the same proportion as the shares held pursuant to that plan for which voting instructions were received.

If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain circumstances if you do not provide voting instructions before the annual meeting, in accordance with NYSE rules that govern the banks and brokers. These circumstances include voting your shares on “routine matters,” such as the election of directors and ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The approval of the 2009 Plan is not considered a routine matter under NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the annual meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the annual meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of United Parcel Service, Inc. common stock as of March 9, 2009) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the annual meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2008 Annual Report to Shareowners are available on our investor relations website located at http://investor.shareholder.com/ups. Instead of receiving paper copies in the mail, shareowners can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business and will reduce the environmental impact of our annual meetings, and will give you an automatic link to the proxy voting site.

If you are a shareowner of record and wish to enroll in the electronic proxy delivery service, you may do so by going to www.icsdelivery.com/ups and following the prompts.

ELECTION OF DIRECTORS
(Proposal No. 1)

There are ten nominees to our board of directors this year. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected. Nine of the nominees have served as directors since our last annual meeting. William Johnson joined the board in February 2009.

The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

F. Duane Ackerman           Age 66            Director since 2007
Chairman Emeritus, BellSouth Corporation

Duane has been Chairman Emeritus of BellSouth Corporation, a communication services company, since 2007. He previously served as Chairman and Chief Executive Officer of BellSouth Corporation from 2005 through 2006 and as Chairman, President and Chief Executive Officer from 1998 until 2005. He is also a director at Allstate Corporation and The Home Depot Inc.

Michael J. Burns           Age 57                     Director since 2005
Former Chairman, Chief Executive Officer and President, Dana Corporation

Michael was the Chairman, Chief Executive Officer and President of Dana Corporation until February 2008. He joined Dana Corporation in March 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998.

D. Scott Davis           Age 57           Director since 2006
UPS Chairman and Chief Executive Officer

Scott earned a bachelor’s degree in finance from Portland State University and completed the Advanced Management Program at the Wharton School of Business. He joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow, where he had served as the chief financial officer and then chief executive officer. From 1991 to 1998, Scott held positions of increasing responsibility as treasury manager, financial reports and plans manager and accounting manager. From late 1998 to early 2000, he served as chief executive officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. He joined the UPS Management Committee and assumed the role of Chief Financial Officer in 2001. In 2006, Scott was also appointed Vice Chairman. Scott became Chairman and Chief Executive Officer on January 1, 2008. He serves as a director of Honeywell International Inc. and is the chairman of the board of the Federal Reserve Bank of Atlanta. Scott is also a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Stuart E. Eizenstat           Age 66           Director since 2005
Partner, Covington & Burling LLP

Stuart has been a partner of Covington & Burling LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Stuart served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was Ambassador to the European Union from 1993 to 1996. From 1977 to 1981 he was Chief Domestic Policy Advisor in the White House to President Carter. He is a trustee of BlackRock Funds, a member of the board of directors of the Chicago Climate Exchange and serves on the International Advisory Council of The Coca-Cola Company, on the advisory board of BT Americas Inc. and on the International Advisory Board of GML Ltd. He has received seven honorary doctorate degrees and awards from the United States, French, German, Austrian, Belgian and Israeli governments. He was selected as the best international trade lawyer in Washington, D.C. in 2007 by Legal Times. He is the author of “Imperfect Justice: Looted Assets, Slave Labor, and the Unfinished Business of World War II.”

Michael L. Eskew           Age 59           Director since 1998
Former UPS Chairman and Chief Executive Officer

Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He also completed the Advanced Management Program at the Wharton School of Business. In 1994, Mike was named UPS’s Corporate Vice President for Industrial Engineering. Two years later he became Group Vice President for Engineering. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000. In January 2002, he became Chairman and Chief Executive Officer. In January 2008, Mike retired as Chairman and Chief Executive Officer. Mike serves on the President’s Export Council and is a trustee of the Annie E. Casey Foundation. Mike also is a director of 3M Company, International Business Machines Corporation and Eli Lilly and Company.

William R. Johnson           Age 60           Director since 2009
Chairman, President and Chief Executive Officer of H. J. Heinz Company

Bill has been Chairman, President and Chief Executive Officer of the H. J. Heinz Company, a global packaged foods manufacturer, since 2000. He became President and Chief Operating Officer of Heinz in June 1996, and assumed the position of President and Chief Executive Officer in April 1998. He was named Chairman, President and Chief Executive Officer in September 2000. Bill also serves on Emerson Electric Company’s board of directors.

Ann M. Livermore           Age 50           Director since 1997
Executive Vice President, Hewlett-Packard Company

Ann is Executive Vice President of Hewlett-Packard Company and general manager of its Technology Solutions Group. Before that, she was the general manager of the HP Services Business. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a Vice President of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP’s software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization and, in 2001, general manager of the Services Business. Born in Greensboro, N.C., Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University.

Rudy Markham           Age 63           Director since 2007
Retired Financial Director, Unilever PLC and Unilever NV

Rudy was the Financial Director of Unilever from August 2000 through May 2007. He joined Unilever in 1968 and from 1989-1998 was based in East Asia where he held a series of increasing responsibilities, ultimately serving as Business Group President North East Asia based in Singapore. Rudy joined the Board of Unilever as Strategy and Technology Director and became a member of its Executive Committee in May 1998. In May 2007 he retired from the Board of Unilever and on October 31, 2007 he retired as CFO. Rudy studied at Christ’s College, Cambridge, where he gained a Masters Degree in Natural Sciences. He is a fellow of the Chartered Institute of Management Accountants and of the Association of Corporate Treasurers. He also is a Non-executive Director of Legal & General Group PLC, AstraZeneca PLC and Standard Chartered PLC, where he serves as Chairman of its Audit & Risk Committee. Rudy is also a Non-executive Director of the Financial Reporting Council and Non-executive Chairman of Moorfields Eye Hospital, both of which are UK-registered institutions.

John W. Thompson           Age 59           Director since 2000
Chairman and Chief Executive Officer, Symantec Corporation

John has been Chairman and Chief Executive Officer of Symantec Corporation, the world leader in information security and availability solutions, since April 1999. Prior to joining Symantec, he held a variety of senior leadership positions at International Business Machines Corporation, including General Manager of IBM Americas, and was a member of IBM’s Worldwide Management Council. John is a director of Seagate Technology. He currently serves on the President’s National Infrastructure Advisory Council and the Board of Advisors for Teach for America.

Carol B. Tomé           Age 52           Director since 2003
Chief Financial Officer and Executive Vice President — Corporate Services, The Home Depot, Inc.

Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., the world’s largest home improvement specialty retailer and the second largest retailer in the United States, since May 2001. In January 2007 Carol assumed the additional role of Executive Vice President — Corporate Services. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since February 2000. From 1995 until 2000, she served as Vice President and Treasurer. A native of Jackson, Wyoming, Carol holds a B.S. in Communication from the University of Wyoming and an M.B.A. in Finance from the University of Denver. She is an active volunteer, including serving as the chair of the Advisory Board for the Metropolitan Atlanta Arts Fund, a member of The Committee of 200, and a member of the High Museum and Atlanta Botanical Garden board. In January 2008, Carol joined the board of the Federal Reserve Bank of Atlanta and serves as deputy chair of the board.

Ben Verwayaan also served as a director in 2008 and continues to serve in 2009. His term will expire at the annual meeting. We thank him for his contributions to the board.

Selecting Nominees for Director

Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. Board candidates are evaluated based upon various factors, such as personal character, values and disciplines, ethical standards, diversity, professional background and skills, all in the context of an assessment of the needs of the board at that time. In addition, each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her responsibilities as a director.

Accordingly, the Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Corporate Governance Committee identifies new director candidates through a variety of sources, including third party search firms. Bill Johnson, who first joined the board in February 2009, was recommended by a third party search firm.

The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held seven meetings during 2008. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. It is the board’s policy that our directors attend the annual meeting. All but one of the directors who were serving on the board at our 2008 annual meeting attended the meeting.

Director Independence

Our Corporate Governance Guidelines include categorical standards adopted by the board to determine director independence that meet the listing standards set forth by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Annex I.

Pursuant to the Corporate Governance Guidelines, the board undertook its annual review of director independence in February 2009. As part of this review, the Board considered whether there were any transactions or relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any transactions or relationships between an organization of which a director is a partner, shareholder or officer and UPS. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.

As a result of this review, the board affirmatively determined that the following directors are independent directors: Duane Ackerman, Michael Burns, Stu Eizenstat, Bill Johnson, Ann Livermore, Rudy Markham, John Thompson, Carol Tomé and Ben Verwaayen. Scott Davis and Mike Eskew are not independent directors because they were employed by UPS in 2008.

In determining the independence of Stu Eizenstat, Bill Johnson, Ann Livermore, Rudy Markham, John Thompson, Carol Tomé and Ben Verwaayen, our board considered ordinary course transactions between UPS and the companies that employed these directors during 2008.

Other Information Regarding Directors

Michael Burns is the former Chairman, Chief Executive Officer and President of Dana Corporation. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on March 3, 2006. On January 31, 2008, Dana Corporation emerged from Chapter 11.

Executive Sessions of our Non-Management Directors

Our non-management directors hold executive sessions without management present as frequently as they deem appropriate, and at least two times each year. The presiding director for these meetings rotates meeting by meeting among the chairpersons of the board committees that are composed entirely of independent directors, currently the Audit, Compensation and Nominating and Corporate Governance Committees. The presiding director determines the agenda for the session and, after the session, acts as a liaison between the non-management directors and the chairman and chief executive officer. The presiding director may invite the chairman and chief executive officer to join the session for certain discussions, as he or she deems appropriate. If the non-management directors include any directors who are not independent directors, then at least once a year there will be an executive session including only the independent directors.

Corporate Governance

Our Corporate Governance Guidelines are available on the governance section of our investor relations website at http://investor.shareholder.com/ups. The charters that have been adopted for each of the Audit, Compensation and Nominating and Corporate Governance Committees also are available on our investor relations website.

We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations website.

A copy of our Corporate Governance Guidelines, committee charters and Code of Business Conduct may also be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.

Any shareowners or interested parties who wish to communicate directly with our board of directors, with our non-management directors as a group or with the presiding director of our non-management directors may do so by writing to Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received by the Corporate Secretary, the Corporate Secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Committees of the Board of Directors

Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The following table shows the current members of each committee.

Nominating
and
Corporate
Director	Audit	Compensation	Governance	Executive

F. Duane Ackerman		X	X*
Michael J. Burns	X
D. Scott Davis				X*
Stuart E. Eizenstat		X	X
Michael L. Eskew				X
William R. Johnson			X
Ann M. Livermore			X
Rudy Markham	X
John W. Thompson		X*
Carol B. Tomé	X*
Ben Verwaayen	X

X= current committee member; * = chair

Audit Committee.  The primary responsibilities of our Audit Committee include:

•	discharging the board’s responsibility relating to our accounting, reporting and financial practices,

•	general responsibility for overseeing our accounting and financial reporting processes,

•	overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements,

•	overseeing the qualification and independence of our auditors and the performance of our internal audit function and independent auditors, and

•	having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent auditors, including sole discretion to retain and terminate the independent auditors.

In 2008, the Audit Committee held nine meetings. Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.

Compensation Committee.  The primary responsibilities of our Compensation Committee include:

•	discharging the board’s responsibilities with respect to compensation of our executive officers,

•	establishing corporate goals and objectives relevant to the compensation for our Chairman and Chief Executive Officer (“CEO”),

•	evaluating the CEO’s performance in light of these goals and objectives and establishing the total compensation for the CEO based on this evaluation,

•	reviewing and approving the compensation of other executive officers based upon all relevant information, and

•	reviewing and approving awards to executive officers under our equity compensation plans.

In 2008, the Compensation Committee held seven meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and is an outside director under Section 162(m) of the Internal

Revenue Code. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The primary responsibilities of our Nominating and Corporate Governance Committee include:

•	receiving and considering recommendations from the CEO and others regarding succession at the CEO and other senior officer levels,

•	assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees,

•	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board,

•	aiding in attracting qualified candidates to serve on the board, and

•	making recommendations to the board concerning corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to management, board oversight of management actions and reporting duties of management.

In 2008, the Nominating and Corporate Governance Committee held five meetings. Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

Executive Committee.  The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law. In 2008, the Executive Committee held no meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table describes the beneficial ownership of our common stock as of February 1, 2009 by:

•	our directors,

•	our Chief Executive Officer for 2008, Chief Financial Officer for 2008 and three other executive officers who had the highest total compensation for 2008, calculated in accordance with SEC rules and regulations (the “Named Executive Officers”),

•	all of our directors and executive officers as a group, and

•	each shareowner known to us to beneficially own more than 5% of our class A or class B common stock.

				Additional Shares in
				which the Beneficial
				Owner Has or
	Number of Shares		Options	Participates in the
	Directly Owned(1)(2)		Exercisable	Voting or		Total Shares	Percent of
	Class A	Class B	within 60	Investment		Beneficially	Outstanding
Directors and Executive Officers	Shares	Shares	Days(3)	Power(4)		Owned	Shares(5)

David P. Abney	82,325	2,500	24,310	0		109,135		*
F. Duane Ackerman	1,912	0	0	0		1,912		*
Michael J. Burns	4,643	0	0	0		4,643		*
D. Scott Davis	97,117	0	57,212	6,426,742	(6)	6,581,071		*
Stuart E. Eizenstat	4,643	200	0	0		4,843		*
Michael L. Eskew	224,082	0	326,805	6,426,742	(6)	6,977,629		*
William R. Johnson	0	160	0	0		160		*
Kurt P. Kuehn	38,284	0	14,248	1,880,809	(7)	1,933,341		*
Ann M. Livermore	25,655	0	5,872	0		31,527		*
Rudy Markham	1,929	0	0	0		1,929		*
Robert E. Stoffel	125,014	0	12,966	0		137,980		*
John W. Thompson	6,777	1,125	4,266	0		12,168		*
Carol B. Tomé	6,277	1,000	1,521	0		8,798		*
Ben Verwaayen	5,895	0	0	0		5,895		*
James F. Winestock, Jr.	19,615	14,000	68,457	0		102,072		*
Shares held by all directors and executive officers as a group (23 persons)	999,814	57,111	653,274	8,307,551	(8)	10,017,750		*
5% Holders
Capital Research Global Investors(9)	—	38,726,500	—	—		38,726,500	3.9%
Capital World Investors(10)	—	37,965,570	—	—		37,965,570	3.8%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting or investment power or has shared voting or investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 26,500; Davis — 200; Eskew — 40,820; Kuehn — 3,205; Stoffel — 39,073; Winestock — 160; and all directors and executive officers as a group — 127,944. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.

(2)	Includes shares pledged as of February 1, 2009 as follows: Abney — 39,590; Davis — 6,600; Kuehn — 29,630; Stoffel — 61,686; Winestock — 17,646; and all directors and executive officers as a group — 353,189.

(3)	Represents class A shares that may be acquired through stock options exercisable through April 1, 2009.

(4)	Except as described in footnote 6, all shares listed in this column are class A shares. None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 6, 7 and 8.

(5)	Based on an aggregate of 995,885,566 shares of class A and class B common stock outstanding as of February 1, 2009. Assumes that all options exercisable through April 1, 2009 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.

(6)	Includes 6,250,484 class A shares and 176,258 class B shares owned by the Annie E. Casey Foundation, Inc., of which Scott Davis, Mike Eskew and one other executive officer not listed above and other persons constitute the corporate Board of Trustees.

(7)	Includes 1,880,809 class A shares held by various trusts of which Kurt Kuehn and one other executive officer not listed above and other persons are co-fiduciaries.

(8)	Includes shares held by the foundations and trusts of which the listed directors and executive officers are trustees. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.

(9)	According to a Schedule 13G/A filed with the SEC on February 17, 2009, Capital Research Global Investors, a division of Capital Research and Management Company (“Capital Research”), an investment advisor, has sole voting power with respect to 19,717,100 shares of our class B common stock and sole dispositive power with respect to 38,726,500 shares of our class B common stock. According to the Schedule 13G/A, Capital Research beneficially owned 5.7% of our class B common stock as of December 31, 2008. Capital Research disclaims beneficial ownership of these shares. The business address of Capital Research is 333 South Hope Street, Los Angeles, CA 90071.

(10)	According to a Schedule 13G/A filed with the SEC on February 12, 2009, Capital World Investors, a division of Capital Research and Management Company (“Capital World”), an investment advisor, has sole voting power with respect to 5,362,000 shares of our class B common stock and sole dispositive power with respect to 37,965,570 shares of our class B common stock. According to the Schedule 13G, Capital World beneficially owned 5.6% of our class B common stock as of December 31, 2008. Capital World disclaims beneficial ownership of these shares. The business address of Capital World is 333 South Hope Street, Los Angeles, CA 90071.

Additional Ownership

In addition to the beneficial ownership of our common stock shown above, our directors and executive officers also hold equity instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2009 is as follows.

					Other
					Deferred
			Restricted	Stock Option	Compensation
	Restricted	Phantom	Performance	Deferral	Plan
	Stock Units	Stock Units	Units	Shares	Shares	Total

David P. Abney	12,849	0	23,311	13,286	0	49,446
F. Duane Ackerman	0	0	0	0	0	0
Michael J. Burns	0	0	0	0	3,599	3,599
D. Scott Davis	18,304	0	41,827	5,019	0	65,150
Stuart E. Eizenstat	0	0	0	0	0	0
Michael L. Eskew	31,221	0	81,546	59,490	0	172,257
William R. Johnson	0	0	0	0	0	0
Kurt P. Kuehn	11,357	0	20,482	11,746	0	43,585
Ann M. Livermore	0	1,859	603	0	0	2,462
Rudy Markham	0	0	0	0	0	0
Robert E. Stoffel	11,317	0	20,324	0	0	31,641
John W. Thompson	0	1,859	603	0	225	2,687
Carol B. Tomé	0	879	603	0	0	1,482
Ben Verwaayen	0	0	0	0	0	0
James F. Winestock, Jr.	11,514	0	19,261	28,789	0	59,564

Restricted stock units (“RSUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RSUs under two programs, the Management Incentive Program and the Long-term Incentive Performance Award Program, described in more detail in the “Compensation Discussion and Analysis.”

Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. Dividends paid on UPS common stock are added to the director’s phantom stock unit balance. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash.

Restricted performance units (“RPUs”) are bookkeeping units, the value of each of which corresponds to one share of UPS class A common stock. We grant RPUs under the Long-term Incentive Award Program, described in more detail in the “Compensation Discussion and Analysis”.

Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.

Other Deferred Compensation Plan shares are amounts within the UPS Deferred Compensation Plan allocated to UPS common stock. The plan is described in more detail in the narrative following the Non-Qualified Deferred Compensation table under “Compensation of Executive Officers”.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Link Between UPS Culture and Compensation

UPS founder Jim Casey once said that good management is the ability to make people feel that you and they are the company — not merely employees. The idea of management by partnership, and Jim’s belief that determined people working together can do anything, are two of many basic principles that have allowed UPS to grow and reinvent itself for more than 100 years. The management philosophy Jim expressed in the early years of operation grew into a culture based on integrity, honesty and trust in each other. Our practices, including compensation programs, reflect an early understanding that continued success was not only dependent on our innovative service, but also on the development and well-being of the UPS team. UPS leaders will consistently point to three practices, above all others, which have contributed to our sustained long-term growth:

•	strong culture of partnership and loyalty among all “UPSers”;

•	employees establishing and maintaining a significant stock ownership in our company; and

•	the opportunity for multiple careers within the same organization.

UPS reflects these principles in our compensation programs by rewarding ownership, performance and long-term commitment to the organization. UPS career development and succession planning programs strengthen the partnership by offering rotational assignments within and across UPS business units, through internal and external education, by identification of future career paths and by encouraging individual responsibility for self-development.

Business Review

At the beginning of 2008, economists forecasted slow but growing U.S. gross domestic product and industrial production. Few predicted that the U.S. economic environment would severely deteriorate throughout the year. Conditions worsened significantly in the second half of the year, as the economic weakness spread globally. As a result of the difficult economic environment, performance in 2008 did not meet our plans or expectations set out in the beginning of the year. Although our revenue, operating profit and earnings per share were down for the year, we believe the UPS management team performed well under such trying circumstances. Our U.S. operations team continued to adjust the network throughout 2008, as package volume deteriorated. In our international business, export volume per day increased in 2008 as we benefitted from our balanced global network. The supply chain and freight segment improved its operating margin in 2008. We continued to generate strong cash flow during the year, and ended 2008 with an industry-leading small package operating margin.

We continue to anticipate a challenging worldwide economic environment in 2009. Our management team is making the difficult decisions necessary to ensure that we remain a strong company throughout the downturn and will be well-positioned when global markets begin to recover. We are putting the necessary plans in place to manage our costs while ensuring that we maintain high quality service to our customers.

Executive Compensation Strategy

While the UPS executive compensation programs are designed to fairly compensate our team for the work they perform on behalf of the company, UPS realized long ago that the dollar value of our programs was only one element considered by executives when choosing to stay with the organization. Working in a satisfying, challenging environment with a team committed to each other and the company is an intangible but key benefit that has been a cornerstone of our success. Unlike many of our peers, our executive compensation program does not target total compensation at a particular percentile or market level. Instead, we believe that if we offer reasonable pay and benefits to our executives, along with a culture and work environment that encourages innovation, supports diverse ideas and recognizes individual contributions, they will choose to stay for the long-term.

The UPS executive compensation program is designed to:

•	Fairly compensate executive officers;

•	Motivate executives by linking a significant portion of pay to corporate performance incentives; and

•	Encourage long-term stock ownership and careers with UPS.

The UPS Management Committee, comprised of all of our executive officers, is made up mainly of employees who have spent virtually their entire careers with UPS. Many members of our Management Committee have had wide-ranging opportunities at UPS due to the variety of assignments and advancement opportunities available across business units, functions and geographies. These opportunities provide extensive career development and build loyalty, which reinforces our strong corporate culture. Ultimately these attributes provide a greater return to our shareowners. However, the high quality of our Management Committee would not preclude looking outside UPS to fill an executive position if it was in the best interest of UPS and its shareowners.

Compensation Committee Members and Independence

The UPS executive compensation program is administered by the Compensation Committee of the board of directors. The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements of the NYSE, and currently includes John Thompson (Chair), Duane Ackerman and Stu Eizenstat. For a description of the Compensation Committee Charter and Committee responsibilities, see “Committees of the Board of Directors”.

Role of Compensation Consultant

The Compensation Committee has sole authority to engage and terminate outside advisors and consultants to assist the Compensation Committee in carrying out its responsibilities. If engaged, the consultant reports directly to the Chair of the Compensation Committee. In 2008, the Committee worked with Frederic W. Cook & Co. (“Cook”). The consultant serves as a resource for market data on pay practices and trends, provides advice to the Compensation Committee, provides competitive analysis and advice related to outside director compensation, reviews the Committee’s Compensation Discussion and Analysis, and attends committee meetings as requested. Cook provides no additional services to UPS.

Role of Executive Officers

The chief executive officer provides the Compensation Committee with his assessments of the members of the Management Committee, including the other named executive officers. He makes compensation recommendations to the Compensation Committee for the other named executive officers with respect to base salary. The chief executive officer and the chief financial officer also make recommendations with respect to setting performance goals under our incentive compensation plans and provide their analysis as to whether the performance goals were achieved at the end of the performance period. The recommendations of the chief executive officer, the chief financial officer and the senior vice president of human resources are the basis of discussion by the Compensation Committee. Other members of the Management Committee assist from time to time in providing data and recommendations as to compensation structure.

Meetings of the Compensation Committee are regularly attended by the chief executive officer and the senior vice president of human resources. Other members of the Management Committee are in attendance from time to time. Management Committee members are not present when the Compensation Committee goes into executive session, or when decisions about their own compensation are discussed.

Compensation Philosophy and Principles

The Compensation Committee is responsible for establishing the principles that underlie and guide the design and administration of our executive compensation programs. The following compensation principles are designed to drive company performance, create long-term value for our shareowners and attract, retain and motivate key talent.

Compensation decisions are informed by a variety of factors

In making compensation decisions, the Compensation Committee considers the company’s overall compensation philosophy, the differentials between Management Committee compensation and other UPS positions, the additional responsibilities of the chief executive officer as compared to the other members of the Management Committee, the retention power of the existing compensation programs, market data and the Committee’s own experience and judgment. Internal comparisons are made between executive officers and their direct reports in an effort to ensure that compensation paid to the Management Committee members is reasonable compared to others with whom they work.

Market data is only one of the factors considered by the Compensation Committee

While the Compensation Committee considers market data in making compensation decisions, it does not target compensation at a particular percentile or within any targeted range based on the data. The data is one of a variety of factors weighed by the Compensation Committee when considering base salary, long-term equity awards and total compensation levels, and is generally considered as a market check.

Each year, we purchase and review general compensation survey data from sources such as Cook and Towers Perrin so that we can provide the Compensation Committee with general information about the level of our compensation relative to compensation data from comparable sized companies. In addition we look at pay practices and levels for a peer group that is comprised of companies that typically have global operations, a diversified business and annual sales and market capitalizations comparable to UPS. The 2008 peer group was comprised of the following 20 companies:

Boeing Co.	Dell Inc.	Lowes Companies Inc.	Sysco Corp.
Caterpillar Inc.	FedEx Corporation	McDonald’s Corp.	Target Corp.
Coca-Cola Co.	Johnson & Johnson	Motorola Inc.	United Technologies Corp.
Coca-Cola Enterprises Inc.	Kroger Co.	PepsiCo Inc.	Walgreen Co.
Costco Wholesale Corp.	Lockheed Martin	Procter & Gamble	Xerox Corp.

A majority of compensation is “at risk”, based on achievement of performance factors that reinforce our business objectives and alignment of management with shareowners

A significant portion of compensation for the Management Committee is tied to company performance and, for equity-based awards, share price performance. Measurement of company performance is made against financial and operating goals.

Compensation plans are designed to emphasize strong annual performance and foster long-term operational performance and success. We believe that a majority of total compensation (base salary, short-term incentives and long-term incentives) that can be earned by the Management Committee should be “at risk” and subject to short-term and long-term performance goals and stock price performance. The 2008 compensation elements with “at risk” components comprised approximately 68% of the 2008 target compensation opportunity for the named executive officers.

Manager-owner concept plays a central role in the success of UPS and aligns the interests of our Management Committee with our shareowners

Until 1999, we were owned by our employees and managed by our owners. Since going public in 1999, UPS employees still maintain a significant ownership in the company. Because compensation programs are designed to foster long-term stock ownership by all of our managers, each member of our Management Committee has accumulated a meaningful number of shares of our common stock. As a result, the interests of shareowners and our Management Committee are closely aligned, and they have a strong incentive to provide for effective management. Additionally, Management Committee members and directors are expected to acquire and hold a significant amount of UPS stock as described under “Stock Ownership Guidelines” below.

Compensation programs reflect good corporate governance and high ethical standards

Our compensation and benefit programs reflect a philosophy of providing fair and equitable rewards that support our operating environment, attracting and retaining a diverse and highly skilled workforce. For example, many of our compensation programs apply equally across a wide spectrum of our management employee base and are not limited to senior management. We have also adopted a recoupment policy for equity awards granted to members of our Management Committee, which is described below.

Since equity award programs can have a dilutive impact on shareowner value, we evaluate the current overhang rate (defined as shares underlying outstanding equity award grants plus shares available for additional award grants divided by total common shares outstanding) when designing new programs or granting new awards. Our 2008 overhang rate was 6.24%. Included in the overhang calculation are outstanding stock options, RPUs and RSUs, as well as the number of shares set aside for future grants.

Another indicator of dilutive impact to shareowner value is the annual grant rate (defined as total shares underlying equity awards granted in one year divided by total common shares outstanding). In 2008, our grant rate was 0.83%. We believe that the low overhang and grant rate percentages demonstrate our objective to effectively and responsibly manage equity usage.

We do not have employment agreements or change in control agreements with our executive officers

We do not have a written or verbal employment agreement with any member of our Management Committee. In addition, we do not have a separate change in control or severance agreement with any member of our Management Committee.

The UPS Incentive Compensation Plan adopted in 1999 (the “1999 Plan”) includes a provision for an automatic acceleration of unvested awards in the event of a change in control. This provision applies equally to all equity awards granted under the 1999 Plan to all participants in the plan, of which there were approximately 37,000 in 2008. In the Compensation Committee’s view, at the time of the adoption of the 1999 Plan, the accelerated vesting of all outstanding equity awards following a change in control was a customary and reasonable component of an equity incentive program. The 2009 Plan that we are asking shareowners to approve at the annual meeting generally requires a “double trigger” for accelerating unvested awards, both a change in control and a termination of employment for the participant.

We have adopted a recoupment or “clawback” policy

In 2006, the Compensation Committee adopted a recoupment or “clawback” policy with respect to equity awards to members of our Management Committee. Pursuant to this policy, if financial results used to determine the amount of an award are materially restated and an executive engaged in fraud or intentional misconduct, we will seek repayment or recovery of the award, as appropriate. We incorporated this recoupment provision in the 2009 Plan that we are asking shareowners to approve at the annual meeting that is applicable to awards granted under the 2009 Plan.

Compensation Committee Annual Performance Review

Each year the Compensation Committee conducts a compensation review for the Management Committee, including the named executive officers. As part of this review, the chief executive officer provides the Compensation Committee with a subjective assessment of the Management Committee members and compensation recommendations with respect to annual base salary increases.

In setting compensation of the chief executive officer, the Compensation Committee undertakes a comprehensive review each year of the chief executive officer’s performance. The full board also meets in executive session each year to review the chief executive officer’s performance. Factors considered include the board’s assessment of the performance of the chief executive officer, his strategic vision and leadership, his ability to execute and achieve the company’s business strategy, his ability to make and drive long-term decisions that create competitive advantage and his overall effectiveness as a leader and role model.

In making compensation decisions, the Compensation Committee also considers our compensation philosophies. The Compensation Committee does not assign particular weights to any of these factors in making compensation decisions.

Elements of UPS Compensation

The components of the compensation program for our Management Committee, described in more detail below, are:

•	base salary;

•	annual incentives (delivered in cash or UPS stock);

•	long-term incentives (delivered in stock options, restricted stock units and restricted performance units); and

•	benefits and perquisites.

Annual and long-term incentive compensation is structured similarly across much of our management team that is comprised of approximately 37,000 employees. Target award levels are generally structured as a multiple of annual or monthly base salary, with the applicable multiple reflecting the level of job responsibility. This structure generally has been in place for a number of years and reflects our historical practices.

Base Salary

The Compensation Committee considers a number of factors in determining annual base salary adjustments of Management Committee members. While company performance is the most important factor, scope of responsibility, leadership, internal equity comparisons and market data are all considered by the Compensation Committee when determining annual salary adjustments for Management Committee members.

The following table shows annual base salaries for the named executive officers in 2007 and 2008 and the overall percentage increase.

	2008 Base Salary	2007 Base Salary
	(as of March 1,	(as of March 1,	Percentage Increase
Named Executive Officer	2008) ($)	2007) ($)	(%)

D. Scott Davis(1)	960,000	600,000	60.0
Kurt P. Kuehn	384,000	360,000	6.7
David P. Abney	444,000	420,000	5.7
Robert E. Stoffel	372,600	360,000	3.5
James F. Winestock, Jr.	381,000	366,600	3.9

(1)	Scott Davis received his 2008 base salary increase effective January 1, 2008, when he was promoted to chairman and chief executive officer.

In 2008, UPS approved an average base salary increase of 3.5% for all management employees other than members of the Management Committee based upon company performance in 2007. The Compensation Committee generally makes annual salary determinations for members of the Management Committee at its first meeting of the year, and (unless otherwise specified) the new salaries are effective as of March 1 of that year.

At its February 2008 meeting, the Compensation Committee considered the general management salary increase, 2007 company performance, scope of responsibility and leadership, as well as market data showing that the named executive officers were generally well below the median with respect to base salary levels at other companies. Based on these considerations, the Compensation Committee approved base salary increases effective March 1, 2008, except that the base salary increase for Scott Davis was effective as of January 1, 2008. In determining to grant base salary increases to named executive officers that exceeded the general management salary increase, the Compensation Committee noted the following:

•	for Scott Davis, the additional responsibilities assumed by him as chairman and chief executive officer and his relative positioning to market data;

•	for Kurt Kuehn, the additional responsibilities assumed by him as chief financial officer and his relative positioning to market data; and

•	for David Abney, his relative positioning to market data.

Annual Incentives

The following table provides an overview of our annual incentive award programs. Each is described in more detail below.

	Payment Form and	Target Amount (As a	Performance
Program	Program Type	Multiple of Salary)	Measures	Program Objectives

Management Incentive Program (MIP) short-term portion and MIP Ownership Incentive Award short-term portion	50% of the total MIP award and MIP ownership incentive award is paid, at the participant’s election, in cash, UPS stock or deferred into the participant’s 401(k) or related savings program	Cash portion of the MIP award equivalent to two times monthly base salary for the Management Committee and more senior management

		Cash portion of the MIP ownership incentive award equivalent to one-half of one month base salary for all Participants	For MIP award, volume growth, revenue growth, EPS growth, operating leverage and end-to-end service For MIP ownership incentive award, ownership level in UPS stock compared to ownership target	Support our annual operating plan and business strategy Ownership incentive award supports the manager-owner concept; enhances stock ownership and shareowner alignment
Half-Month Bonus	Cash	One-half of one month base salary for all participants	General company performance	Broad-based program to reward contributions to company and performance throughout the year, particularly peak operating period during fourth quarter

Management Incentive Program (“MIP”)

There are two parts of the MIP program: MIP Award and MIP Ownership Incentive Award.

MIP Award

The MIP award is designed to align pay with annual company performance. The program is an annual plan, and for historical reasons the performance period is from October 1 of one year through September 30 of the following year. MIP awards are granted under the 1999 Plan. Participants in the plan, who include approximately 37,000 of our management employees at all levels, have the opportunity to earn an annual incentive award when we meet target performance objectives. Incentives paid above target are possible if we exceed our performance objectives. The Compensation Committee exercises its judgment on the payout level for the plan based on considerations including company performance relative to target objectives, the general economic environment, and performance trends.

The award is structured one-half in cash (or the equivalent cash value in shares of UPS stock, at the participant’s election) and one-half in restricted stock units. For approximately 11,000 of the more senior managers among the plan participants, including the Management Committee, the target award level for the overall Management Incentive Program is four months base salary, plus the ownership incentive award described below. For the remaining plan participants, the overall target award level ranges from one to three months base salary, plus the ownership incentive award.

The target amount that can be earned by our named executive officers under MIP, equal to four months of base salary, is significantly lower than comparative annual target incentive award levels based on market data. However, we continue to believe that the structure of the Management Incentive Program that treats similarly all 11,000 of our employees eligible for an award equal to four months of base salary is consistent with our overall compensation strategy.

2008 MIP Performance Targets and Results

In October of each year we set the annual performance objectives under the MIP, which we call business elements. At the end of the MIP fiscal year of September 30, we evaluate our achievement of the business elements and approve the “MIP factor,” which represents our success in achieving business element goals. The MIP factor is multiplied by the target award to determine the actual award earned by the participant.

The final awards are reviewed and approved by the Compensation Committee. If performance objectives are not met, participants may receive a reduced award based on actual performance results. Similarly, if performance objectives are exceeded, participants can receive an award greater than 100% of the targeted award. The MIP factor is applied equally to all 37,000 participants in the program. Individual performance of the named executive officers or any other members of management is not considered in determining the annual award factor. Rather, the award is based solely on overall company achievement of the business elements and our assessment of company performance in light of the business environment and competitive market in which we operated during the award year.

The Management Incentive Program is designed to incorporate performance criteria which support our annual operating plan and business strategy. The 2008 performance goals were based on our business plans established at the beginning of the 2008 Management Incentive Program fiscal year, from October 1, 2007 through September 30, 2008. Performance targets and results, as communicated to MIP participants, were as follows:

Business Element	Performance Target	Result

Volume growth to business plan	2.0% increase in total average daily volume	Below target
Growth in consolidated revenue	7.0% growth	Slightly below target at 6.6% growth
Growth in consolidated, as adjusted, diluted earnings per share	7.0% growth	Below target at 8.1% decline
Positive operating leverage	Product yields increase at a rate greater than cost increase	Below target
End-to-end service	Improved year-over-year service levels, with different service levels based on product	Above target

Some of the business elements have a greater impact than others on UPS financial results and our long-term success. We do not assign a specific weight to each business element when determining award payouts; rather, we use the achievement of these goals to judge our success in implementing our overall business strategy. In addition to evaluating results for these business elements when setting award amounts, we also consider our assessment of the challenges of the economic and competitive market in which UPS operated during the award year.

After evaluating actual company performance against the business elements and these other factors, we determined, and the Compensation Committee approved, that the 2008 award to be paid to all participants would be at 70% of the targeted award amount. This award was less than the award made in 2007 of 90% of target, and below the average of the previous five years (2003 to 2007) of 102%.

MIP Ownership Incentive Award

To reward management employees for maintaining significant ownership of UPS stock, all 37,000 participants in the Management Incentive Program are eligible for an additional incentive award up to the equivalent of one month’s salary. This portion of the MIP award is also provided one-half in cash, UPS stock or deferred into the participant’s 401(k) or related savings program at the participant’s election, and one-half in restricted stock units. The target level of one month’s salary is the same for all 37,000 participants in the program.

Ownership levels for the 2008 awards were determined by totaling the number of UPS shares in the participant’s family group accounts and the participant’s unvested MIP restricted stock units and deferred compensation shares, and then multiplying the sum by the closing price of a class B share on the NYSE on October 17, 2008.

The amount of the award is equal to the participant’s percent of ownership relative to their target, multiplied by one month’s salary. For example, if the participant’s 2008 ownership equaled 80% of their ownership target, their ownership incentive award had a value equal to 80% of one month’s salary. The maximum award that can be granted is one month’s salary.

Half-Month Bonus

The Half-Month Bonus, equal to one-half of one month’s salary, is a discretionary cash bonus awarded in the fourth quarter to eligible salaried employees in the U.S., including the Management Committee. Approximately 60,000 employees are eligible to receive the Half-Month Bonus, which is awarded in recognition of all participants’ contributions to the business throughout the year, and in particular during our peak operating period in the fourth quarter. Each year, management determines whether company-wide performance merits payment of the bonus. If earned, the bonus is paid to all participants in the program. We determined that the half-month bonus was earned in 2008.

Annual Cash Incentives for 2008

The named executive officers earned the following amounts of cash incentive awards for 2008.

	Cash Portion of the
	MIP Award and MIP
	Ownership Incentive		Total Cash Awards
	Award	Half-Month Bonus	for 2008
Named Executive Officer	($)	($)	($)

D. Scott Davis	136,944	40,000	176,944
Kurt P. Kuehn	60,800	16,000	76,800
David P. Abney	70,300	18,500	88,800
Robert E. Stoffel	58,995	15,525	74,520
James F. Winestock, Jr.	60,325	15,875	76,200

Long-Term Incentives

Our long-term incentive programs provide participants with grants of equity-based incentives that are intended to reward performance over a period of more than one year. Grants are made pursuant to the shareowner approved 1999 Plan. We grant long-term equity awards in the form of stock options, restricted performance units and restricted stock units that are delivered in the form of class A shares at vesting. Programs are based on longer-term operational and financial performance goals and long-term stock price appreciation. The Compensation Committee believes equity-based compensation performs an essential role in retaining and motivating our managers by providing them incentives which are linked to our long-term success and maximizing shareowner value.

Target award levels vary based on level of responsibility. At the Management Committee level, the Compensation Committee has approved a differential in target long-term incentive award levels for certain key positions, including chief executive officer, chief financial officer and chief operating officer, to acknowledge the additional responsibilities of those positions and competitive market practice.

The following table provides an overview of our long-term incentive award programs. Each award type and program is described in more detail below.

Performance
Measures or
Program and Award	Payment Form and	Target Amount (As a	Value
Type	Program Type	Multiple of Salary)	Proposition	Program Objectives

Long-Term Incentive (LTI) program granted as stock options	Stock options that vest 20% per year over five years; ten-year term
Overall award is 175% of base salary for the chief executive officer. Stock option portion equals 25% of total award target.

Overall award is 125% of base salary for the other members of the Management Committee. Stock option portion equals 25% of total award target.
			Value recognized only if UPS stock price appreciates	Retention Provides a significant link to our stock price performance Value realized only if stock price appreciates Enhances stock ownership and shareowner alignment and maximize shareholder value

LTI program granted as restricted performance units	RPUs that are paid in UPS stock upon vesting; vesting is 20% per year over five years
Total target is 175% of base salary for the chief executive officer. RPU portion equals 75% of total target

Total target is 125% of base salary for the other members of the Management Committee. RPU portion equals 75% of total target.
			Value increases as stock price increases	Retention Reinforces the manager-owner concept Enhances stock ownership and shareowner alignment

MIP and MIP Ownership Incentive Award long-term portion granted as restricted stock units	50% paid in RSUs for the long-term portion of the program RSUs are settled in UPS stock upon vesting; vesting is 20% per year over five years
For MIP, RSU portion equivalent to two times monthly base salary for the Management Committee and more senior management

For MIP ownership incentive award, RSU portion equivalent to one-half of one month base salary for all participants
			For MIP award, volume growth, revenue growth, EPS growth, operating leverage and end-to-end service For MIP ownership incentive award, ownership level in UPS stock compared to ownership target	Supports our annual operating plan and business strategy Ownership incentive award supports the manager-owner concept Enhances stock ownership and shareowner alignment

Long-Term Incentive Performance Award Program (LTIP) granted as restricted stock units	RSUs that are settled in UPS stock upon vesting; three-year vesting
475% of base salary for the chief executive officer

450% of base salary for the chief operating officer

250% of base salary for the chief financial officer

225% of base salary for the other members of the Management Committee
			Revenue growth Operating return on invested capital Three-year net income or EPS targets	Supports our short and long-term operating plan and business strategy Enhances stock ownership and shareowner alignment

Award Types

Stock Options

The Compensation Committee believes that stock options provide a significant link to company performance and maximize shareowner value, as the option holder receives value only if our stock price increases. Stock options also have retention value, as the option holder will not receive value from the options unless he or she remains our employee during the vesting period for the award (except in the case of retirement, death or disability during the vesting period).

Stock options are granted with an exercise price equal to the closing market price on the NYSE on the date of grant. Historically, stock options vested five years from the date of grant and expired ten years from the date of grant. In 2008 we changed the vesting schedule, so that stock options granted in 2008 vest 20% per year over five years. The change was made to bring the vesting schedule in line with market practice. The options continue to expire ten years from the date of grant. Grants do not include dividend equivalents or any reload grant features.

Restricted Performance Units

Restricted performance units are bookkeeping units, the value of which corresponds to one share of class A common stock. The decision by the Compensation Committee to use restricted performance units is based on two goals for the award:

•	maintain the long-term nature of the award and its impact on retention; and

•	continue to represent shareowner interests by utilizing an award the value of which is linked to share price performance.

Historically, restricted performance units vested on the fifth anniversary date of their grant. In 2008 we changed the vesting schedule of the award, so that restricted performance units granted in 2008 vest 20% per year over five years. The change was made to bring the vesting schedule in line with market practice. Upon vesting of restricted performance units, the individual receives shares of UPS class A common stock. When dividends are paid on UPS common stock, an equivalent value is automatically credited to the participant’s bookkeeping account in additional restricted performance units.

Restricted Stock Units

Restricted stock units are bookkeeping units, the value of which corresponds to one share of class A common stock. The Compensation Committee believes that restricted stock units provide a retention incentive and enhance executive stock ownership and shareholder linkage. Restricted stock units vest 20% per year over five years. Upon vesting of restricted stock units, the individual receives shares of UPS class A common stock. When dividends are paid on UPS common stock, an equivalent value is automatically credited to the participant’s bookkeeping account in additional restricted stock units.

Long-Term Incentive Program (“LTI”)

Our Long-Term Incentive program historically has been comprised of two parts: stock option awards and restricted performance units. Grants are made annually, typically in May of each year. Approximately 3,100 members of our management team participate in this program.

In 2008, the LTI plan was modified from that of previous years. Management team members at the region manager level and above, including the named executive officers, continued to receive their awards in the form of both stock options and restricted performance units. All other eligible management team members now receive their awards solely in the form of restricted performance units. The change was made to better align our compensation expense with the value received by our employees.

The restricted performance units granted under the Long-Term Incentive program prior to 2008 provided that the number of restricted performance units ultimately earned would increase by 10% if we attain a performance measure, such as adjusted diluted earnings per share, for the five-year performance period. Beginning in 2008, the restricted performance units no longer include a performance measure that could result in an increase of 10% of the number of restricted performance units ultimately earned.

The total target award value at grant for the Long-Term Incentive awards are set at 175% of base salary for the chief executive officer and 125% of base salary for the other members of the Management Committee. For other management employees, target award values ranges from 25% to 75% of base salary.

2008 Long-Term Incentive awards for the named executive officers were granted 25% in stock options and 75% in restricted performance units. The number of stock options granted is determined by dividing 25% of the target award value by the Black-Scholes value of a UPS share on the date of grant. The number of restricted performance units granted is determined by dividing 75% of the target award value by the NYSE closing price of UPS stock on the date of grant. The number of stock options and restricted performance units granted to the named executive officers on May 7, 2008 is shown in the Grants of Plan-Based Awards for 2008 table below.

For the restricted performance units issued in 2004, an adjusted earnings per share goal of $4.50 per diluted share for 2008 was established. Because the adjusted diluted earnings per share goal was not met in 2008, the potential 10% increase in restricted performance units will not be earned for the 2004 awards that will vest in May 2009.

MIP and MIP Ownership Incentive Award Long-Term Portion

As described above under “Management Incentive Program”, one-half of the award earned under the MIP and the MIP ownership incentive award is paid in restricted stock units. The number of restricted stock units granted is determined by calculating the dollar value of the MIP award allocated to restricted stock units and dividing by the closing price of our class B stock on the NYSE on or about the last Friday in October. The restricted stock units vest 20% per year over five years on October 15 of each year. The number of restricted stock units granted to the named executive officers on December 5, 2008 is shown in the Grants of Plan Based Awards for 2008 table below.

Long-Term Incentive Performance Award (“LTIP”) Program

The LTIP award program began in 2006. The Compensation Committee approved the program to further strengthen the performance component of our executive compensation package and enhance our retention of key talent. The award was also designed to increase total compensation of senior management to be closer to the compensation of comparable positions at similarly sized companies. Approximately 600 of our senior management team received awards under this program in 2008.

The program has a three-year award cycle.

•	The first grant, made in 2006, covers the period from 2006 through 2008.

•	The 2007 grant covers the period from 2007 through 2009.

•	The 2008 grant covers the period from 2008 through 2010.

Under the program, a target award of restricted stock units is granted to members of the Management Committee and certain other eligible managers at the beginning of the three-year period. Of the total target award, 90% is divided into three substantially equal tranches, one for each calendar year in the three-year award cycle. The remaining 10% of the total target award is based upon achievement of a net income or diluted earnings per share target for the third year. Performance measures, such as revenue growth, operating return on invested capital (ROIC), net income or diluted earnings per share, are set by the Compensation Committee at the beginning of each calendar year in the three-year award cycle.

The actual number of restricted stock units that the management employee will receive is determined once the payment percentage for a particular tranche has been approved by the Compensation Committee, based on achievement of performance goals for the applicable calendar year.

2008 LTIP Target Awards

In March 2008, the Compensation Committee approved 2008 target award values for the three-year 2008 LTIP awards at 250% of annual salary for the chief executive officer and 225% of annual salary for the other Management Committee members. For other management employees, target award values range from 50% to 200% of base salary. Target award values are based on internal pay equity considerations and market data regarding total compensation of comparable positions at similarly sized companies. Differences in the target award values are based on increasing levels of responsibility on the management team.

Over the last several years, with the assistance of its independent compensation consultant, the Compensation Committee has undertaken a comprehensive review of the positioning of the total direct compensation of key UPS executive officers in comparison to the market data described above. These reviews showed that the total direct compensation for certain key executives, including the chief executive officer, chief operating officer and chief financial officer, was in the lowest quartile compared to the market data. In the third quarter of 2008, the Compensation Committee determined that it was appropriate to consider a multi-year strategy to supplement compensation as a means of ensuring that their total direct compensation was more consistent with comparable positions at similarly sized companies, while reinforcing the link between compensation and company performance, increasing the retention incentive for these individuals and further aligning the interests of these executives with our shareowners.

The Compensation Committee determined that the most effective manner of achieving these goals was to supplement the target award to these key executives under the existing LTIP in an effort to move them closer to the top of the lowest quartile of the company’s peer group. The following table shows previous years’ target grant values and the Compensation Committee’s expected target LTIP award values for the current year and 2010 for these key executives, based on a percentage of annual base salary. Each target amount covers a three-year performance period.

	2007-2009	2008-2010	2009-2011	Planned 2010-2012
	LTIP Target	LTIP Target	LTIP Target	LTIP Target
	(% of base salary)	(% of base salary)	(% of base salary)	(% of base salary)

Chief executive officer	250	475	600	675
Chief operating officer	225	450	500	575
Chief financial officer	225	250	275	300

Consistent with the strategy set forth above, the Compensation Committee granted additional three-year 2008 LTIP awards in September 2008, covering the period from 2008 through 2010, to the chief executive officer, chief operating officer and chief financial officer. The additional awards were designed to increase the 2008 LTIP target award values to a total of 475% of annual salary for the chief executive officer, 450% of annual salary for the chief operating officer and 250% of annual salary for the chief financial officer. The differential in award level for the chief executive officer and the chief operating officer is to acknowledge the added responsibilities of the positions. The September 2008 LTIP grants have the same performance goals, terms and conditions as the March 2008 grants.

The threshold, target and maximum number of restricted stock units that can be earned by the named executive officers under the 2008 LTIP, including both the March 2008 and September 2008 grants, is shown in the “Grants of Plan-Based Awards for 2008” table.

In the first quarter of 2009, the Compensation Committee granted three-year 2009 LTIP awards to LTIP participants covering the period from 2009 through 2011. The 2009 LTIP target awards made to the chief executive officer, chief operating officer and chief financial officer were made in accordance with the table above. While it expects to continue to monitor the effect of global economic conditions on the Company, the Compensation Committee is committed to the implementation of its plan to increase the total compensation of these three executive officer positions through increasing LTIP target award values, with the increase in compensation earned by these executives, subject to meeting the performance targets over the three-year performance period.

LTIP Performance Targets and Results

Performance targets and actual results for the various performance periods are described below. Where the three-year LTIP cycles overlap, the performance goals for individual years are the same. Pursuant to the terms of the LTIP award, the underlying restricted stock units are earned based on actual performance as compared to pre-established performance criteria for each period over the three-year cycle of the award.

	Percent of Total			Percent of LTIP
	LTIP Award	Performance Goals	Actual Results	Tranche Earned

2006 LTIP Award
2006 Performance Tranche	30%	revenue growth of 10.7% and operating ROIC of 22.8%	revenue growth, as adjusted, of 8.9% and operating ROIC, as adjusted, of 21.8%	85%
2007 Performance Tranche	30%	revenue growth of 6.1% and operating ROIC of 25.0%	revenue growth of 4.5% and operating ROIC, as adjusted, of 24.5%	75%
2008 Performance Tranche	30%	revenue growth of 7.0% and operating ROIC of 23.0%	revenue growth of 3.6% and operating ROIC, as adjusted, of 18.7%	65%
2008 Earnings Measurement Tranche	10%	net income in 2008 of $5.6 billion	net income, as adjusted, in 2008 of $3.6 billion	0%

2007 LTIP Award
2007 Performance Tranche	30%	revenue growth of 6.1% and operating ROIC of 25.0%	revenue growth of 4.5% and operating ROIC, as adjusted, of 24.5%	75%
2008 Performance Tranche	30%	revenue growth of 7.0% and operating ROIC of 23.0%	revenue growth of 3.6% and operating ROIC, as adjusted, of 18.7%	65%
2009 Performance Tranche	30%	*	*	*
2009 Earnings Measurement Tranche	10%	earnings per share in 2009 of $5.28	*	*

2008 LTIP Award
2008 Performance Tranche	30%	revenue growth of 7.0% and operating ROIC of 23.0%	revenue growth of 3.6% and operating ROIC, as adjusted, of 18.7%	65%
2009 Performance Tranche	30%	*	*	*
2010 Performance Tranche	30%	*	*	*
2010 Earnings Measurement Tranche	10%	earnings per share in 2010 of $5.62	*

*	Performance for 2009 and 2010 cannot be determined at this time.

For 2008, the performance targets to earn 100% of the LTIP tranche were revenue growth of 7.0% and operating ROIC of 23.0%. Actual results for 2008 were revenue growth of 3.6% and operating ROIC, as adjusted, of 18.7%. Based on actual performance, 65% of the LTIP tranche was earned. The LTIP payout for 2008 was at 65% of target. The restricted stock units for 2008 are now “fixed”, meaning the amount of the award for the 2008 performance period has been determined. The restricted stock units for the three-year award cycle will not vest until the January 31 following the third year, provided the participant remains employed as of the vesting date. For example, the 2008 LTIP award, if earned, will not vest until January 31, 2011. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned restricted stock units account will be adjusted quarterly for dividends paid on class A common stock. The restricted stock unit awards that vest will be distributed in the form of class A common stock.

Benefits and Perquisites

Consistent with our culture, the benefits and perquisites offered to members of the Management Committee are the same or similar to programs offered to the rest of the UPS management team, with the exception of a financial planning service. These programs include matching contributions to the UPS Stock Fund in the UPS Savings Plan that are paid in shares of class A common stock; qualified and non-qualified pension plans; life insurance premiums paid by UPS; the Discounted Employee Stock Purchase Plan; a charitable gift matching program and a financial planning service.

The Compensation Committee has reviewed the details of the benefits and perquisites provided to members of the Management Committee in 2008 and determined that they were in line with competitive practices. Additional information on these benefits can be found in the program descriptions below.

The UPS Savings Plan

The UPS Savings Plan is a 401(k) plan offered to all U.S.-based employees who are not subject to a collective bargaining agreement and who are not eligible to participate in another savings plan sponsored by UPS or one of its subsidiaries. We have generally provided a matching contribution (generally up to a maximum of 3% of each participant’s eligible compensation) to those UPS employees who make elective deferrals to the UPS Savings Plan. Matching contributions are made to the UPS Stock Fund, an investment election under the UPS Savings Plan, which is composed entirely of shares of our class A common stock. Prior to January 1, 2009, the matching contributions were made to the UPS Qualified Stock Ownership Plan (“QSOP”). The QSOP was merged with the UPS Savings Plan on January 1, 2009.

Qualified and Non-Qualified Pension Plans

Management Committee members participate in our qualified retirement program, the UPS Retirement Plan, on the same terms as all other participants. Benefits payable under the plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Amounts exceeding these limits are paid pursuant to the UPS Excess Coordinating Benefit Plan, which is a non-qualified restoration plan designed to replace the amount of benefits limited under the tax-qualified plan. Without the Excess Coordinating Benefit Plan, Management Committee members would receive a lower benefit as a percent of final average earnings than the benefit received by other participants in the UPS Retirement Plan.

Discounted Employee Stock Purchase Plan

To foster our manager-owner philosophy, we have a Discounted Employee Stock Purchase Plan. The plan provides all U.S.-based employees, including Management Committee members, and some internationally based employees, with the opportunity to purchase up to $10,000 in our class A common stock annually at a discount to the market price of our stock. The plan has been designed to comply with Section 423 of the Internal Revenue Code. The purchase price at which our class A common stock may be acquired under the plan is equal to 95% of the fair market value of the shares on the last day of each calendar quarter. Share purchases are made on a quarterly basis. In past years, the plan permitted purchases at a 10% discount.

UPS Gift Matching Program

In past years, the UPS Foundation matched charitable contributions made by all active employees with 12 months of service, including members of the Management Committee, up to a maximum of $3,000 per year.

Financial Planning Service

The Management Committee members are eligible for financial planning services provided by the Ayco Company. Scott Davis, Kurt Kuehn and Bob Stoffel utilized the benefit in 2008. Although this financial planning service benefit is not offered to other management employees, we offer a separate financial counseling service through PricewaterhouseCoopers to all U.S. and Puerto Rico-based employees who are not subject to a collective bargaining agreement.

2009 Compensation Decisions

UPS anticipates a challenging worldwide economic environment in 2009. Base salaries for our management team, including the named executive officers, generally have been frozen at 2008 levels. In February 2009, we announced that we will suspend our matching contributions to our 401(k) plan for all participants, including the named executive officers. We also have suspended the UPS Gift Matching Program. In addition, we announced that we will reduce the Discounted Employee Stock Purchase Plan share purchase price discount from 10% to 5% off of the closing stock price on the last day of the applicable quarter for all participants, including the named executive officers. The company and the Compensation Committee will continue to monitor the changing economic environment in making compensation decisions through the course of 2009.

Stock Ownership Guidelines

The board has adopted stock ownership guidelines which extend to most levels of management and to members of our board of directors. The guidelines are consistent with our core philosophy that managers should also be owners of our company. The guidelines are based on our expectation that each member of our management team and board will maintain a significant level of investment in our stock.

Target ownership for the chief executive officer is ten times annual salary, and for the other members of the Management Committee is six times annual salary. The target for our non-employee directors is three times their annual retainer. Shares owned outright, deferred units and RSUs are considered as owned for purposes of calculating ownership. Managers and directors have five years to accumulate the required shares.

As of October 17, 2008, the most recent measurement date for compliance with the guidelines, each named executive officer met the applicable guidelines except for Scott Davis. Scott Davis’ target increased from six times annual salary to ten times annual salary as a result of his promotion to chief executive officer. The value of his stock ownership exceeded six times his annual salary, and he has five years to achieve the target of ten times annual salary.

Equity Grant Practices

Grants for all equity programs under the 1999 Plan are approved by the Compensation Committee. The Compensation Committee has determined that grant dates will be set for all plan participants so that they occur during the middle of a fiscal quarter and do not fall within the period 30 days prior to the release of company earnings.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Compensation Committee believes that the interests of our shareowners are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements. While the Compensation Committee intends to structure awards to comply with Section 162(m), the Compensation Committee may approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2008

The following table shows the compensation for each of the Named Executive Officers.

						Non-Equity
						Incentive	Change in	All Other
				Stock	Option	Plan	Pension	Compen-
		Salary	Bonus	Awards	Awards	Compensation	Value	sation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

D. Scott Davis(8)	2008	960,000	40,000	3,188,915	535,325	136,944	712,041	30,014	5,603,239
Chairman and	2007	584,000	25,000	1,249,165	358,018	115,000	287,600	27,367	2,646,150
Chief Executive Officer	2006	500,000	21,000	1,126,569	375,304	88,200	280,100	26,003	2,417,176
Kurt P. Kuehn(9)	2008	380,000	16,000	889,375	233,701	60,800	368,792	21,082	1,969,750
Senior Vice President and Chief Financial Officer
David P. Abney	2008	440,000	18,500	832,352	213,369	70,300	363,444	7,976	1,945,941
Senior Vice President and	2007	420,000	17,500	545,346	157,664	80,500	271,700	7,771	1,500,481
Chief Operating Officer	2006	383,000	16,050	345,034	122,927	67,410	342,600	10,519	1,287,540
Robert E. Stoffel(9)	2008	370,500	15,525	691,466	181,657	58,995	320,522	20,061	1,658,726
Senior Vice President, Engineering, Strategy and Supply Chain
James F. Winestock, Jr.(8)(10)	2008	378,600	15,875	1,064,241	175,922	60,325	366,017	12,771	2,073,751
Senior Vice President,	2007	364,500	15,275	810,473	205,104	70,265	281,900	12,252	1,759,769
U.S. Operations	2006	351,000	14,750	743,574	236,752	61,950	272,700	11,786	1,692,512

(1)	The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)	This column represents the Half-Month Bonus awarded annually. For a description of this bonus, see “Compensation Discussion and Analysis”.

(3)	The values for equity-based awards in this column represent the cost recognized for financial statement reporting purposes for the applicable year, in accordance with FAS 123R. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Current and prior year awards with compensation expense recognized in 2008 include:

• RPUs granted under the LTI in 2003, 2004, 2005, 2006, 2007 and 2008;

• RSUs granted under the MIP for 2005, 2006, 2007 and 2008; and

• RSUs granted under the LTIP for 2006, 2007 and 2008.

Information about the FAS 123R value of these awards can be found in Note 11 “Stock-Based Compensation” in our 2008 Form 10-K, except for our 2003, 2004 and 2005 RPUs and 2005 RSUs, which can be found in Note 11 “Capital Stock and Stock-Based Compensation” in our 2006 Form 10-K.

The grant date fair value of the awards made in 2008 can be found in the Grants of Plan-Based Awards table below. An overview of the features of each program can be found in the “Compensation Discussion and Analysis” section above, and in the narrative following the Grants of Plan-Based Awards table.

(4)	The values for stock option awards in this column represent the cost recognized for financial statement reporting purposes for the applicable year, in accordance with FAS 123R. However, pursuant to SEC rules, these values are not reduced by an estimate for the probability of forfeiture. Current and prior year awards with compensation expense recognized in 2008 include the grants made in 2003, 2004, 2005, 2006, 2007 and 2008 under the LTI.

The assumptions used to value these awards can be found in Note 11 “Stock-Based Compensation” in our 2008 Form 10-K, except for our 2003, 2004 and 2005 stock option awards, which can be found in Note 11 “Capital Stock and Stock-Based Compensation” in our 2006 Form 10-K.

The grant date fair value of the awards can be found in the Grants of Plan-Based Awards table below. An overview of the features of the program can be found in the “Compensation Discussion and Analysis” section above, and in the narrative following the Grants of Plan-Based Awards table below.

(5)	This column shows the cash portion (representing 50%) of the MIP award and the MIP Ownership Incentive award. For a description of the MIP, see the “Compensation Discussion and Analysis” section above. The MIP Ownership Incentive award was paid at 100% of target (one month’s salary) for each named executive officer who met or exceeded his target ownership level.

(6)	This column represents an estimate of the annual increase in the actuarial present value of the named executive officer’s accrued benefit under our retirement plans for the applicable year, assuming a retirement age of 60. Due to the change in measurement date that took effect in 2008 for our retirement plans which changed the measurement date from September 30 to December 31, the amount reported for 2008 represents the pro-rated 12-month change. See the Pension Benefits table below for additional information, including the present value assumptions used in this calculation. There are no above market or preferential earnings for the UPS Deferred Compensation Plan.

(7)	Amounts reported in this column for 2008 include 401(k) matching contributions in the amount of $6,900 for each named executive officer. Also includes imputed income of life insurance premiums for the named executive officers in the following amounts: Davis — $4,386, Kuehn — $911, Abney — $1,076, Stoffel — $884, and Winestock — $1,696. Also includes imputed income on the Restoration Plan Rollover Option discussed in the Pension Benefits table below as follows: Davis — $5,498 and Winestock — $4,175. The only perquisite was for financial planning services as follows: Davis — $13,230, Kuehn — $13,271, and Stoffel — $12,277.

(8)	Because Scott Davis and Jim Winestock meet the definition for retirement eligibility under our 1999 Plan, we are required to expense in 2008 the full grant date fair value for all awards granted to them in 2008, rather than expensing the awards over the vesting period of the award.

(9)	Because Kurt Kuehn and Bob Stoffel first became named executive officers in 2008, SEC rules require only that their 2008 compensation is included in the table.

(10)	Jim Winestock retired on February 10, 2009.

Grants of Plan-Based Awards for 2008

The following table provides information about awards granted in 2008 to each of the named executive officers.

								All Other		All Other
								Stock		Option		Grant Date
								Awards:		Awards:	Exercise	Fair Value
		Estimated Possible Payouts			Estimated Future Payouts			Number		Number of	or Base	of Stock
		Under Non-Equity			Under Equity Incentive			of Shares		Securities	Price of	and
		Incentive Plan Awards(1)			Plan Awards(2)			of Stock		Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options	Awards	Award
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)		(#)(3)	($/Sh)	($)(4)

D. Scott Davis		—	200,000	—
	03/17/2008				16,162	35,915	52,077					1,497,777
	05/07/2008							18,337	(5)			1,308,737
	05/07/2008									26,089	71.58	437,619
	09/04/2008				14,546	32,323	46,869					621,669
	12/05/2008							3,065	(6)			135,904
Kurt P. Kuehn		—	80,000	—
	03/17/2008				5,819	12,930	18,749					748,632
	05/07/2008							5,239	(5)			373,915
	05/07/2008									7,454	71.58	125,034
	09/04/2008				647	1,437	2,084					27,756
	12/05/2008							1,361	(6)			60,347
David P. Abney		—	92,500	—
	03/17/2008				6,728	14,950	21,678					857,000
	05/07/2008							6,058	(5)			432,368
	05/07/2008									8,619	71.58	144,576
	09/04/2008				6,728	14,950	21,678					287,563
	12/05/2008							1,574	(6)			69,792
Robert E. Stoffel		—	77,625	—
	03/17/2008				5,646	12,546	18,192					740,643
	05/07/2008							5,084	(5)			362,852
	05/07/2008									7,233	71.58	121,327
	12/05/2008							1,321	(6)			58,574
James F. Winestock, Jr.		—	79,375	—
	03/17/2008				5,774	12,829	18,603					755,086
	05/07/2008							5,198	(5)			370,988
	05/07/2008									7,396	71.58	124,061
	12/05/2008							1,351	(6)			59,904

(1)	The amount reflects the target value of the cash portion of the 2008 MIP award and the MIP Ownership Incentive Award for each named executive officer. The potential payments for the MIP are performance-based and therefore at risk. The MIP program is described in the “Compensation Discussion and Analysis” section above.

(2)	These columns show the potential number of RSUs that would be awarded under the 2008 LTIP at the end of the three year term if the threshold, target or maximum performance goals are satisfied.

(3)	This column shows the number of stock options granted under the LTI on May 7, 2008.

(4)	This column shows the grant date fair value of RSUs, RPUs and stock options under FAS 123R granted to each of the named executive officers in 2008. The grant date fair values are calculated using the NYSE closing price of UPS stock on the date of grant for RSUs and RPUs and the Black-Scholes option pricing model for stock options. For the RSUs under the 2008 LTIP, the grant date fair value assumes that the award is earned at 100%. There can be no assurance that the grant date fair value of stock and option awards will ever be realized.

(5)	Represents the number of RPUs granted under the LTI on May 7, 2008.

(6)	Represents the number of RSUs granted under the MIP on December 5, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs and RPUs held by the named executive officers on December 31, 2008.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
	Option Awards							Number of	Value of
		Number of					Market	Unearned	Unearned
	Number of	Securities				Number of	Value of	Shares,	Shares,
	Securities	Underlying				Shares or	Shares or	Units or	Units or
	Underlying	Unexercised				Units of	Units of	Other	Other
	Unexercised	Options	Option			Stock	Stock That	Rights That	Rights That
	Options	(#)	Exercise	Option	Option	That Have	Have Not	Have Not	Have Not
	(#)	Unexercisable	Price	Grant	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	(1)	($)	Date	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

D. Scott Davis	6,976		50.00	11/09/1999	11/09/2009
	20,043		56.90	03/30/2001	03/30/2011
	23,864		60.22	04/25/2002	04/25/2012
	13,305		62.40	05/02/2003	05/02/2013
		12,260	70.70	05/03/2004	05/02/2014
		12,660	72.07	05/09/2005	05/08/2015
		11,844	80.88	05/01/2006	04/29/2016
		16,086	70.90	05/09/2007	05/08/2017
		26,089	71.58	05/07/2008	05/07/2018
						60,131	3,316,830	39,097	2,156,563
Kurt P. Kuehn	2,519		50.00	11/09/1999	11/09/2009
	4,490		56.90	03/30/2001	03/30/2011
	4,819		60.22	04/25/2002	04/25/2012
	2,420		62.40	05/02/2003	05/02/2013
		7,905	70.70	05/03/2004	05/02/2014
		8,862	72.07	05/09/2005	05/08/2015
		8,178	80.88	05/01/2006	04/29/2016
		9,652	70.90	05/09/2007	05/08/2017
		7,454	71.58	05/07/2008	05/07/2018
						31,839	1,756,247	11,714	646,117
David P. Abney	2,716		50.00	11/09/1999	11/09/2009
	3,977		56.90	03/30/2001	03/30/2011
	8,296		60.22	04/25/2002	04/25/2012
	9,321		62.40	05/02/2003	05/02/2013
		9,034	70.70	05/03/2004	05/02/2014
		9,812	72.07	05/09/2005	05/08/2015
		9,052	80.88	05/01/2006	04/29/2016
		11,260	70.90	05/09/2007	05/08/2017
		8,619	71.58	05/07/2008	05/07/2018
						36,160	1,994,566	19,480	1,074,517
Robert E. Stoffel	4,169		56.90	03/30/2001	03/30/2011
	4,849		60.22	04/25/2002	04/25/2012
	3,948		62.40	05/02/2003	05/02/2013
		7,905	70.70	05/03/2004	05/02/2014
		8,862	72.07	05/09/2005	05/08/2015
		8,178	80.88	05/01/2006	04/29/2016
		9,652	70.90	05/09/2007	05/08/2017
		7,233	71.58	05/07/2008	05/07/2018
						31,641	1,745,308	10,894	600,913
James F. Winestock, Jr.	6,022		50.00	11/09/1999	11/09/2009
	8,659		56.90	03/30/2001	03/30/2011
	9,489		60.22	04/25/2002	04/25/2012
	4,907		62.40	05/02/2003	05/02/2013
		4,975	70.70	05/03/2004	05/02/2014
		8,862	72.07	05/09/2005	05/08/2015
		8,319	80.88	05/01/2006	04/29/2016
		9,828	70.90	05/09/2007	05/08/2017
		7,396	71.58	05/07/2008	05/07/2018
						30,775	1,697,591	11,116	613,131

(1)	Stock options granted on May 3, 2004, May 9, 2005, May 1, 2006 and May 9, 2007 vest on May 4, 2009, May 10, 2010, May 2, 2011 and May 10, 2012, respectively. For these option grants, the options vest five years from the date of grant. For stock options granted on May 7, 2008, the options generally vest over a five-year period with 20% of the option vesting at each anniversary date of the grant. All options expire ten years from the date of grant.

(2)	Unvested stock awards in this column include RSUs and RPUs. The RSUs granted as part of MIP generally vest over a five-year period with approximately 20% of the award vesting at each anniversary date of the grant. RSUs were granted as part of MIP in 2005, 2006, 2007 and 2008 and will vest on October 15th of each year during the five-year vesting period. The RSUs granted as part of LTIP will vest, if earned, on January 31 of the year following the end of the three-year performance cycle for each grant. For the RPUs granted in 2004, 2005, 2006 and 2007, they generally vest five years after the date of grant. Therefore the RPUs will vest on May 4, 2009, May 10, 2010, May 2, 2011, and May 10, 2012, respectively. For RPUs granted in 2008, vesting is generally over a five-year period with 20% of the award vesting at each anniversary date of the grant. Values were rounded to the closest unit.

(3)	Market value based on NYSE closing price on December 31, 2008 of $55.16.

(4)	Represents the potential RSUs to be earned under the 2006 LTIP award (for the 2008 performance period), the 2007 LTIP award (for the 2008 and 2009 performance periods) and the 2008 LTIP award (for the 2008, 2009 and 2010 performance periods) if threshold performance goals are satisfied.

Option Exercises and Stock Vested in 2008

The following table sets forth the number and corresponding value realized during 2008 with respect to restricted stock units that vested for each named executive officer.

	Option Awards(1)		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)(2)	($)(3)

D. Scott Davis	—	—	5,020	354,558
Kurt P. Kuehn	—	—	1,205	79,451
David P. Abney	—	—	3,544	249,787
Robert E. Stoffel	—	—	1,711	116,575
James F. Winestock, Jr.	—	—	2,034	140,119

(1)	None of the named executive officers exercised stock options in 2008.

(2)	The value in this column represents approximately 20% of the 2005, 2006 and 2007 MIP award granted in the form of RSUs that vested on October 15, 2008 and the 2003 LTI award, which also includes the 10% bonus in the form of RPUs for achieving the EPS target, that vested on May 2, 2008. Vested awards are distributed to participants in an equivalent number of class A shares.

(3)	The value shown is based on the NYSE closing prices on October 15, 2008, the date the RSUs vested, of $51.30 per share and May 2, 2008, the date the RPUs vested, of $73.28 per share.

2008 Pension Benefits

The following table quantifies the pension benefits expected to be paid to each of the named executive officers from the UPS Retirement Plan, the Restoration Plan Rollover Option (“RPRO”) and the UPS Excess Coordinating Plan. The terms of each are described below.

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service(#)(1)	($)(2)	($)

D. Scott Davis	UPS Retirement Plan	24.0	684,445	—
	Restoration Plan Rollover Option	24.0	1,370,241	—
	UPS Excess Coordinating Plan	24.0	1,054,654	—
	Total		3,109,340
Kurt P. Kuehn	UPS Retirement Plan	31.9	761,679	—
	UPS Excess Coordinating Plan	31.9	1,112,609	—
	Total		1,874,288
David P. Abney	UPS Retirement Plan	34.8	780,215	—
	UPS Excess Coordinating Plan	34.8	1,419,013	—
	Total		2,199,228
Robert E. Stoffel	UPS Retirement Plan	33.8	762,148	—
	UPS Excess Coordinating Plan	33.8	1,095,441	—
	Total		1,857,589
James F. Winestock, Jr.	UPS Retirement Plan	39.3	1,137,007	—
	Restoration Plan Rollover Option	38.6	526,838	—
	UPS Excess Coordinating Plan	39.3	1,193,359	—
	Total		2,857,204

(1)	With the exception of the RPRO, as discussed below, this column represents the years of service as of December 31, 2008.

(2)	This column represents the total discounted value of the monthly lifetime benefit earned at December 31, 2008 assuming the executive continues in service and retires at age 60. The present value is not the monthly or annual lifetime benefit that would be paid to the executive. The present values are based on discount rates of 6.75%, 5.72% and 6.69% for the UPS Retirement Plan, Restoration Plan Rollover Option and UPS Excess Coordinating Plan, respectively, at December 31, 2008. The present values assume no pre-retirement mortality and utilize the RP 2000 mortality tables projected to 2011 using scale AA with no collar adjustments.

The UPS Retirement Plan is a qualified defined benefit plan provided to executives and other UPS employees who generally are not covered by a collective bargaining agreement and who are not participating in another UPS-sponsored plan at a subsidiary company. UPS also sponsors a non-qualified defined benefit plan, the UPS Excess Coordinating Benefit Plan, for non-union employees whose pay and benefits in the qualified plan are limited by the Internal Revenue Service.

The Compensation Committee believes that the retirement, deferred compensation and/or savings plans offered at UPS are important for the long-term economic well-being of our employees, and are important elements of attracting and retaining the key talent necessary to compete. The UPS Retirement Plan and UPS Excess Coordinating Plan provide monthly lifetime benefits to participants and their eligible beneficiaries based on final average compensation at retirement, service with UPS and age at retirement. Participants may choose to receive a reduced benefit payable in an optional form of annuity that is equivalent to the single lifetime benefit.

The plans provide monthly benefits based on the greatest result from up to four benefit formulas. Participants receive the largest benefit from the applicable benefit formulas. For all executives except Jim Winestock, the formula that results in the largest benefit is called the “grandfathered integrated formula.” This formula provides retirement income equal to 58.33% of final average compensation offset by a portion of the Social Security benefit. A participant with less than 35 years of benefit service receives a proportionately lesser amount. For Jim Winestock, the formula that results in the largest benefit is called the “RPA integrated account formula.” This formula provides retirement income equal to 1.2% of final average compensation plus 0.4% of final average compensation in excess of the Social Security wage base all multiplied by years of benefit service at the time of termination or retirement.

Participants earn benefit service for the time they work as an eligible UPS employee. For purposes of the formulas, compensation includes salary, the cash and RSU portions of the MIP award and the Half-Month Bonus. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.

Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax-qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Eligible amounts exceeding these limits will be paid from the UPS Excess Coordinating Benefit Plan. Under this plan, participants receive the benefit in the form of a life annuity. From 1999 through 2002, certain executives were eligible for the RPRO, which allowed them to receive their benefit in excess of the Retirement Plan in a combination of life annuity and cash lump sum. Under this option, the cash lump sum is based on a projected benefit under the Excess Coordinating Benefit Plan using projected pay and service through the date the executive would have reached age 57, which is the reason for the differences in years of credited service in the 2008 Pension Benefits table.

The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction in the amount of their monthly benefits. Each of the named executives would be eligible to retire at age 60 and receive unreduced benefits from the plans. In addition, the plans allow participants with ten years or more of service to retire at age 55 with a larger reduction in the amount of their benefit. As of December 31, 2008, Mr. Davis and Mr. Winestock were eligible for early retirement with reduced benefits. If they had retired on December 31, 2008, their benefits would be reduced by 24% and 7%, respectively.

2008 Non-Qualified Deferred Compensation

The following table shows the executive contributions, earnings and account balances for the named executive officers in the UPS Deferred Compensation Plan for 2008.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings/(Loss)	Withdrawals/	Balance at
	Last FY	Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)(1)

D. Scott Davis	3,607	—	(163,172)	—	610,650
Kurt P. Kuehn	—	—	(202,228)	—	703,107
David P. Abney	—	—	(343,124)	—	985,408
Robert E. Stoffel	—	—	(104,379)	—	306,353
James F. Winestock, Jr.	—	—	(380,929)	—	1,588,023

(1)	Certain amounts in the “Aggregate Balance” column represent salary or bonus that was reported in the summary compensation tables in prior years as follows:

Amount included in both
2008 Non-Qualified Deferred
Compensation Table and
Prior Years’ Summary
Compensation Tables
Name	($)

D. Scott Davis	535,026
Kurt P. Kuehn	711,254
David P. Abney	1,031,485
Robert E. Stoffel	177,658
James F. Winestock, Jr.	1,628,382

There are three deferred compensation vehicles in the UPS Deferred Compensation Plan, and not all of the named executive officers participate in each feature of the UPS Deferred Compensation Plan.

2004 and Before Salary Deferral Feature

•	Prior to December 31, 2004, contributions could be deferred from executive officers’ monthly salary and the Half-Month Bonus.

•	Prior to December 31, 2004, non-employee directors could defer retainer and meeting fees quarterly. Assets from the discontinued UPS Retirement Plan for Outside Directors were transferred to the 2004 and Before Salary Deferral Feature in 2003.

•	No contributions were permitted after December 31, 2004.

2005 and Beyond Salary Deferral Feature

•	Executive officers may defer one to 35% of their monthly salary, one to 100% of the Half Month Bonus and one to 100% of the cash portion of the MIP award. They may also defer excess pre-tax contributions if the UPS Savings Plan fails the annual average deferral percentage (ADP) test.

•	Non-employee directors may defer retainer fees quarterly.

•	Elections are made annually for the following calendar year.

Stock Option Deferral Feature

•	Assets are invested solely in shares of UPS stock.

•	Non-qualified or Incentive Stock Options which vested prior to December 31, 2004 were deferrable during the annual enrollment period for the following calendar year. Participants deferred receipt of UPS stock that would otherwise be taxable upon the exercise of the stock option.

•	The shares received upon exercise of these options are deferred into a rabbi trust. The shares held in this trust are classified as treasury stock, and the liability to participating employees is classified as “deferred compensation obligations” in the shareowners’ equity section of the balance sheet.

•	No deferrals of stock options which vest after December 31, 2004 are permitted. However, stock options that vested prior to December 31, 2004 and were deferred but not yet exercised will be deferred into the Stock Option Deferral Feature at the time of exercise, provided no separation from service has occurred.

•	As a result of the requirements applicable to non-qualified deferred compensation arrangements under Section 409A of the Internal Revenue Code and related guidance, deferral of stock options is no longer offered under the UPS Deferred Compensation Plan for options that vested after December 31, 2004.

Withdrawals and Distributions under the UPS Deferred Compensation Plan

•	For the 2004 and Before Salary Deferral Feature and the 2005 and Beyond Salary Deferral Feature, participants may elect to receive the funds in a lump sum or up to a 10 year installment (of 120 monthly payments), subject to restrictions if the balances are less than $20,000 and $10,000, respectively. For the Stock Option Deferral Feature, participants may elect to receive shares in a lump sum or up to 10 annual installments, subject to restrictions if the balance is less than $20,000.

•	The distribution election is irrevocable under the 2005 and Beyond Salary Deferral Feature, but may be changed under the 2004 and Before Salary Deferral Feature and the Stock Option Deferral Feature.

•	Hardship distributions are permitted under all three features of the UPS Deferred Compensation Plan.

•	No withdrawals are permitted under the 2005 and Beyond Salary Deferral Feature, but withdrawals are permitted for 100% of the account under the 2004 and Before Salary Deferral Feature and Stock Option Deferral Feature with forfeitures of 10% of the total account balances.

We do not make any company contributions to any of the three features of the UPS Deferred Compensation Plan. The aggregate balances shown in the table above represent amounts that the named executive officers have earned but elected to defer, plus earnings (or less losses). There are no above-market or preferential earnings in the UPS Deferred Compensation Plan. The investment options mirror those in the UPS Savings Plan, our 401(k) plan. Dividends earned on shares of our stock in the UPS Deferred Compensation Plan are earned at the same rate as all other class A and class B shares of common stock. Dividends are added to the participant’s deferred compensation balance. Deferral elections made under the UPS Deferred Compensation Plan are irrevocable.

Potential Payments on Termination or Change In Control

We have not entered into any employment agreements with our named executive officers that provide for severance or change in control benefits, nor do we have separate severance or change in control agreements or arrangements with our named executive officers. As described earlier, our Compensation Committee believes that the UPS promotion from within policy has created a culture where long tenure for executives is the norm. As a result, the named executive officers serve without employment contracts, as do most of our other U.S.-based non-union employees.

The equity-based awards that we grant to our named executive officers are made pursuant to the 1999 Plan. Awards under the 1999 Plan generally can be granted to any of our employees, employees of our subsidiaries and affiliates, directors and certain consultants. The 1999 Plan and the related award certificates contain provisions that affect outstanding awards to all plan participants, including the named executive officers, under certain circumstances, including a change in control of the company (as defined below) and a participant’s retirement, death or disability. Pursuant to the terms of the 1999 Plan and the related award certificates, upon a change in control or a participant’s retirement, death or disability:

•	all outstanding options become immediately exercisable, and remain exercisable as follows:

•	upon a change in control, they remain exercisable for their entire term, and

•	upon the participant’s retirement, death or disability, for options granted prior to 2003 they remain exercisable for three years and for options granted since 2003 they remain exercisable for their entire term or end of option exercise period, whichever occurs first;

•	any restriction periods and restrictions imposed on shares of restricted stock or RSUs which are not performance-based lapse; and

•	target payout opportunities attainable under all outstanding awards of performance-based restricted stock, RSUs and RPUs are deemed to have been fully earned for the applicable performance periods, and payment of the awards (in cash or stock, as applicable) is paid to the participant based upon an assumed achievement of all relevant targeted performance goals and the length of time within the applicable performance period which has elapsed.

In addition, the 1999 Plan provides for tax gross-up payments to plan participants upon a change in control if the plan participants would be subject to certain excise taxes imposed as a result of the amounts paid to the participant pursuant to the treatment of the awards as a result of the event. The tax gross-ups are payable as an additional lump sum cash payment. The 2009 Plan that we are asking our shareowners to approve does not contain a similar provision.

The following table shows the potential payments to the named executive officers upon a termination of employment under various circumstances. In preparing the table, we assumed the termination occurred on December 31, 2008. The closing price per share of our common stock on December 31, 2008 was $55.16. With respect to the tax gross-ups, we assumed an excise tax rate under 280G of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6% state income tax rate.

		Accelerated
		Vesting of
		Equity		Estimated Tax
	Severance	Awards	Benefits	Gross-Up	Total
Name	Amount	($)(1)	($)(2)	($)(3)	($)

D. Scott Davis
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	4,436,688	—	1,353,116	5,789,804
Early Retirement (Age 55)	—	4,436,688	2,448,602	—	6,885,290
Normal Retirement (Age 65)	—	4,436,688	—	—	4,436,688
Death	—	4,436,688	—	—	4,436,688
Disability	—	4,436,688	—	—	4,436,688
Kurt P. Kuehn
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	2,157,757	—	274,391	2,432,148
Early Retirement (Age 55)	—	2,157,757	—	—	2,157,757
Normal Retirement (Age 65)	—	2,157,757	—	—	2,157,757
Death	—	2,157,757	—	—	2,157,757
Disability	—	2,157,757	—	—	2,157,757
David P. Abney
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	2,597,244	—	340,882	2,938,126
Early Retirement (Age 55)	—	2,597,244	—	—	2,597,244
Normal Retirement (Age 65)	—	2,597,244	—	—	2,597,244
Death	—	2,597,244	—	—	2,597,244
Disability	—	2,597,244	—	—	2,597,244
Robert E. Stoffel
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	2,127,180	—	262,051	2,389,231
Early Retirement (Age 55)	—	2,127,180	—	—	2,127,180
Normal Retirement (Age 65)	—	2,127,180	—	—	2,127,180
Death	—	2,127,180	—	—	2,127,180
Disability	—	2,127,180	—	—	2,127,180
James F. Winestock, Jr.
Termination (Voluntary or Involuntary)	—	—	—	—	—
Change in Control	—	2,086,911	—	906,159	2,993,070
Early Retirement (Age 55)	—	2,086,911	2,051,295	—	4,138,206
Normal Retirement (Age 65)	—	2,086,911	—	—	2,086,911
Death	—	2,086,911	—	—	2,086,911
Disability	—	2,086,911	—	—	2,086,911

(1)	Represents value of accelerated vesting of stock options, RSUs, RPUs and RSUs in accordance with the terms of the 1999 Plan and the related award certificates.

(2)	For Scott Davis and Jim Winestock, represents the present value of additional amounts accrued under the UPS Excess Coordinating Plan, life insurance elected under the Retirement Plan Restoration Option and post-retirement medical benefits as a result of early retirement as of December 31, 2008. For information about the UPS Excess Coordinating Plan and the Retirement Plan Restoration Option, see the 2008 Pension Benefits table and related narrative. The same assumptions were used to calculate the present value of the amounts in this table that were used for the 2008 Pension Benefits table.

(3)	In accordance with the terms of the 1999 Plan, we are required to provide tax gross-ups in connection with the accelerated vesting of the equity awards in the event of a change in control.

Other Amounts

The tables above do not include payments and benefits to the extent they are generally provided on a non-discriminatory basis to salaried employees not subject to a collective bargaining agreement upon termination of employment. These include:

•	life insurance upon death in the amount of 12 times the employee’s monthly base salary, with a December 31, 2008 maximum benefit payable of $1 million;

•	a death benefit in the amount of three times the employee’s monthly salary;

•	disability benefits; and

•	accrued vacation amounts.

The tables above also do not include amounts to which the executives would be entitled to receive that are already described in the compensation tables that appear earlier in this proxy statement, including:

•	the value of equity awards that are already vested;

•	amounts payable under defined benefit pension plans; and

•	amounts previously deferred into the deferred compensation plan.

Definition of a Change in Control

Under the terms of the 1999 Plan, a change in control is deemed to have occurred as a result of any one of the following events:

•	shareowners’ approval of a reorganization, merger, share exchange or consolidation, in each case, where persons who were the shareowners immediately prior to such event do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors;

•	a liquidation or dissolution of UPS or the sale of substantially all of UPS’s assets;

•	the board members as of November 9, 1999 or board members whose elections or nominations are approved by a majority of such board members cease for any reason to constitute at least an 80% majority of the board of directors; or

•	a change (other than due to retirement) of 50% or more of the executive officers of UPS at the level of Senior Vice President and above within a consecutive 12-month period.

COMPENSATION OF DIRECTORS

We provide both cash and equity awards to our non-employee directors. Our employee directors do not receive any compensation for service as a director. Directors are reimbursed for their expenses related to board membership.

In 2008, our non-employee directors received an annual cash retainer of $75,000. The chairs of the Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $10,000, and the chair of the Audit Committee received an additional annual cash retainer of $20,000. Cash retainers are paid on a quarterly basis. Under the UPS Deferred Compensation Plan, non-employee directors may defer retainer fees quarterly, but we do not make any company contributions under this plan. There are no preferential or above-market earnings in the UPS Deferred Compensation Plan.

In addition, in 2008 non-employee directors received an annual restricted stock grant of class A common stock in the amount of $110,000. Upon joining the board, new non-employee directors received a restricted stock grant of class A common stock in the amount of $25,000.

Effective January 1, 2009, the cash retainer paid to non-employee directors will increase to $90,000, and the additional cash retainers paid to the chairs of the Compensation and Nominating and Corporate Governance Committees will increase to $15,000. The non-employee directors also will receive an annual grant of restricted stock units in the amount of $130,000. The cash retainers and annual equity grant will be prorated based on the portion of the year that a director serves on the board. There is no additional equity award for new non-employee directors who join the board.

2008 Director Compensation

The following table sets forth the compensation paid to our non-employee directors in 2008.

	Fees Earned
	or Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)(3)(4)	($)(5)	($)

F. Duane Ackerman	80,000	29,628	—	—	109,628
Michael J. Burns	75,000	94,444	—	—	169,444
Stuart E. Eizenstat	75,000	94,444	—	—	169,444
Michael L. Eskew	75,000	—	—	(6)	75,000
James P. Kelly(7)	37,500	192,085	4,314	—	233,899
Ann M. Livermore	75,000	109,331	6,020	—	190,351
Rudy Markham	75,000	29,444	—	—	104,444
Victor A. Pelson(7)	42,500	120,442	6,020	—	168,962
John W. Thompson	85,000	109,331	6,020	—	200,351
Carol B. Tomé	95,000	109,331	6,020	3,000	213,351
Ben Verwaayen	75,000	98,889	—	—	173,889

(1)	The following directors deferred 2008 cash compensation into the UPS Deferred Compensation Plan (further described above under the Non-Qualified Deferred Compensation Table): Burns — $75,000; Tomé — $95,000; and Verwaayen — $75,000.

(2)	This column represents the compensation expense recognized for financial statement reporting purposes in 2008, in accordance with FAS 123R, excluding the normal reduction for estimated forfeitures, for the following stock awards: restricted stock granted in 2005, 2006, 2007 and 2008; restricted performance units granted in 2003 and 2004; and phantom stock granted in 2001, 2002, 2003, and 2004. The grant date fair value for each restricted stock award, restricted performance unit award and phantom stock award was $110,000 ($25,000 for initial stock grants to newly-elected directors), $65,000 and $25,000, respectively, and the number of units was determined using the NYSE closing price of UPS class B common stock on the date of grant. The dividends earned on each award are reinvested in additional units (dividend equivalent units) at each dividend payable date.

Restricted stock vests three years from the date of grant, except for the initial stock grants made to newly-elected directors which vest five years from the date of grant. In addition, any unvested restricted stock vests at the board meeting preceding a director’s 70th birthday. Restricted performance units vest five years after the date of grant. Phantom stock vests at the date of grant and are settled in cash at the end of a director’s term.

(3)	Directors in 2003 and 2004 received stock options awards. However, in 2005 those awards were discontinued. From 2005 through 2008 we granted restricted stock to all directors.

(4)	This column represents the dollar amount recognized for financial statement reporting purposes in 2008, in accordance with FAS 123R, excluding an estimate for forfeitures, for stock option awards granted in 2003 and 2004. The assumptions used to value stock option awards granted in 2003 and 2004 can be found in Note 11 “Capital Stock and Stock-Based Compensation” in our 2006 Form 10-K.

(5)	This column represents a charitable contribution match for 2008.

(6)	Although Mike Eskew retired as our chief executive officer as of December 31, 2007, he continued as an employee of UPS until February 29, 2008 and was compensated as an employee during that period. He earned a salary of $172,000 for 2008. We expensed $3,488,128 in stock awards and $983,748 in option awards for him during 2008. He did not receive a bonus or any non-equity incentive plan compensation for 2008. The change in his pension value was $979,010. Mike received all other compensation of $26,067 in 2008, comprised of a 401(k) matching contribution ($5,160), imputed income of life insurance premium ($845), imputed income on the Restoration Plan Rollover Option discussed in the 2008 Pension Benefits table ($7,942) and financial planning services ($12,120). The total compensation he received as an employee in 2008 was $5,648,953.

(7)	Jim Kelly’s and Vic Pelson’s FAS 123R compensation expense for stock awards exceeds that of the other non-management directors due to the accelerated vesting of their restricted stock. Jim Kelly and Vic Pelson served as directors until May 8, 2008, the date of the 2008 annual meeting.

The aggregate number of stock awards and option awards outstanding as of December 31, 2008 for each of our non-employee directors are set forth below.

				Stock Options
	Stock Awards			Number of
		Restricted	Phantom	Shares
		Performance	Stock	Underlying
	Restricted	Units	Units	Options
Name	Stock (#)	(#)	(#)	(#)

F. Duane Ackerman	1,912	—	—	—
Michael J. Burns	4,643	—	—	—
Stuart E. Eizenstat	4,643	—	—	—
Michael L. Eskew	—	—	—	—
James P. Kelly	—	546	390	1,343
Ann M. Livermore	4,272	603	1,859	7,215
Rudy Markham	1,929	—	—	—
Victor A. Pelson	—	546	1,859	5,609
John W. Thompson	4,272	603	1,859	5,609
Carol B. Tomé	4,272	603	879	2,864
Ben Verwaayen	4,638	—	—	—

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in the 2008 proxy statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

The Compensation Committee

John W. Thompson, Chair
F. Duane Ackerman
Stuart E. Eizenstat

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Duane Ackerman, Stu Eizenstat, Vic Pelson and John Thompson were members of the Compensation Committee of our board of directors during 2008. None of these directors are employees or former employees of UPS. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for overseeing our Code of Business Conduct, which includes policies relating to conflicts of interest. The Code requires that all of our employees and directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of UPS as a whole.

At least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which UPS is involved and in which the executive officer, a director or a related person has a direct or indirect material interest. We also conduct a review, at least annually, of our financial systems to determine whether a director, or a company employing a director, engaged in transactions with us during the fiscal year.

The Nominating and Corporate Governance Committee, which is composed of independent directors, conducts an annual review of the information from the questionnaire and financial systems review, evaluates related party transactions (if any) involving the directors and their related persons and makes recommendations to the board of directors regarding the independence of each board member.

If a transaction arises during the year that may require disclosure as a related person transaction, information about the transaction would be provided to the Audit Committee and the Nominating and Corporate Governance Committee, as applicable, for review, approval or ratification of the transaction.

We have not entered into any related person transactions that meet the requirements for disclosure in this proxy statement.

We have purchase, finance and other transactions and relationships in the normal course of business with companies with which our directors are associated, but which are not sufficiently material to be reportable. The Nominating and Corporate Governance Committee has reviewed these transactions and relationships and believes they were entered into on terms that are both reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accountants, the scope and results of their audit engagement. In connection with the 2008 audit, the Audit Committee has:

•	reviewed and discussed with management UPS’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2008,

•	discussed with Deloitte & Touche the matters required by Statement of Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•	received from and discussed with Deloitte & Touche the communications from Deloitte & Touche required by the Public Company Accounting Oversight Board regarding their independence.

Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche.

The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards.

The Audit Committee

Carol B. Tomé, Chair
Michael J. Burns
Rudy Markham
Ben Verwaayen

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our Audit Committee has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2008 and to prepare a report on this audit, subject to ratification by our shareowners. A representative of Deloitte & Touche will be present at the annual meeting of shareowners, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareowners.

The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Principal Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended December 31, 2008 and 2007 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	Fiscal Year Ended
	2008	2007

Audit Fees(1)	$13,819,000	$13,441,000
Audit-Related Fees(2)	460,000	334,000

Total Audit and Audit-Related Fees	14,279,000	13,775,000
Tax Fees(3)	1,302,100	1,719,000
All Other Fees	—	—

Total Fees	$15,581,100	$15,494,000

(1)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements and services associated with securities filings.

(2)	Includes fees for employee benefit plan audits and accounting consultations.

(3)	Includes fees for tax compliance work and tax planning and advice services.

The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.

Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Audit Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for review by the Audit Committee. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accountants.

APPROVAL OF THE UNITED PARCEL SERVICE, INC. 2009 OMNIBUS INCENTIVE
COMPENSATION PLAN
(Proposal No. 3)

The board of directors has adopted, and recommends that the shareowners approve, the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan. The 2009 Plan permits the grant of options, stock appreciation rights, restricted stock, restricted stock units, restricted performance shares, restricted performance units, management incentive awards and other cash awards (collectively, “awards”). Shareowner approval of the 2009 Plan is required by NYSE rules and is intended to permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code. If we receive shareowner approval, the 2009 Plan will become effective on May 7, 2009. If we do not receive shareowner approval, the 2009 Plan will not go into effect.

A summary of the material terms of the 2009 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2009 Plan that is included as Annex II to this proxy statement.

Shares Available for Issuance

The shares issuable pursuant to awards granted under the 2009 Plan will be shares of class A common stock. The maximum number of shares that may be issued pursuant to awards granted under the 2009 Plan (the “share reserve”) is 80,000,000, which includes 28,108,557 unissued shares that were previously authorized for issuance under the 1999 Plan and 51,891,443 newly authorized shares. The share reserve is subject to adjustment as described below. The maximum number of shares that can be issued upon the exercise of incentive stock options is 80,000,000.

Each share issued pursuant to an option, and each share subject to the exercised portion of a stock appreciation right (regardless of the form of payment of the stock appreciation right), will reduce the share reserve by one share. Each share issued pursuant to restricted stock, a restricted stock unit, a restricted performance share or a restricted performance unit will reduce the share reserve by 2.76 shares. To the extent that a distribution pursuant to an award is made in cash, the share reserve will be reduced by the number of shares (if any) subject to the exercised or distributed portion of the award.

If any award granted under the 2009 Plan is forfeited or otherwise expires, terminates or is cancelled without the issuance of the shares in full, the shares covered by such awards again will be available for use under the 2009 Plan.

Award Limits

Unless the Compensation Committee determines that an award will not be performance-based compensation as discussed below, no participant may be granted in any one calendar year

•	options to purchase more than 600,000 shares;

•	stock appreciation rights with respect to more than 600,000 shares;

•	restricted stock in excess of 600,000 shares and restricted stock units with a payout greater than the value of 600,000 shares;

•	restricted performance shares or restricted performance units with a payout greater than the value of 600,000 shares;

•	management incentive awards or other cash awards with a payout greater than the value of 600,000 shares.

The award limits are subject to the adjustment provisions discussed below.

Administration and Eligibility

The 2009 Plan is administered by the Compensation Committee, except that the Board administers the 2009 Plan with respect to non-employee directors of UPS. The Board also may at any time take on the powers, authority and duties of the Compensation Committee. The Committee generally may delegate its power, authority and duties under the 2009 Plan, except as prohibited by law.

The Compensation Committee determines who among those eligible to participate in the 2009 Plan will be granted awards, determines the amounts and types of awards to be granted, determines the terms and conditions of all awards, and construes and interprets the terms of the 2009 Plan. Determinations of the Committee are final, binding, and conclusive.

Individuals eligible to receive awards under the 2009 Plan include employees of UPS or a subsidiary or affiliate of UPS, consultants, agents or other service providers to UPS or a subsidiary or affiliate of UPS, and directors of UPS. As of February 1, 2009, there were 10 directors and approximately 37,000 employees who are eligible to receive awards under the 2009 Plan.

Type of Awards

Stock Options

Stock options may be either nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value of a share on the date the option is granted. The term of a stock option cannot exceed ten years.

A stock option’s terms and conditions, including the number of shares to which the option pertains, exercise price, vesting and expiration of the option, are determined by the Compensation Committee and set forth in an award document.

Payment for shares purchased upon exercise of a stock option must be made in full at the time of purchase. The exercise price may be paid (a) in cash or its equivalent, (b) by tendering previously acquired shares having an aggregate value at the time of exercise equal to the total exercise price, (c) through a reduction in the number of shares received through the exercise of the option, or (d) by a combination of (a), (b) and (c).

Stock Appreciation Rights (“SARs”)

Freestanding and tandem SARs, or any combination of these forms of SAR, may be granted to participants. A freestanding SAR means a SAR that is granted independently of any stock options. A tandem SAR means a SAR that is granted in connection with a related option, the exercise of which requires forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the tandem SAR similarly is canceled). Each SAR grant will be set forth in an award document that will specify the grant price, the term of the SAR and such other provisions as the Compensation Committee determines. The term of a SAR cannot exceed ten years.

The grant price of a freestanding SAR will equal the fair market value of a share on the date of grant. The grant price of a tandem SAR will equal the exercise price of the related stock option.

Upon exercise of a SAR, a participant will be entitled to receive payment in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price, by the number of shares with respect to which the SAR is exercised. At the discretion of the Compensation Committee, the payment upon SAR exercise may be in cash, in shares of equivalent value, or in some combination of cash and shares.

Restricted Stock and Restricted Stock Units (“RSUs”)

Each grant of restricted stock or RSUs will be evidenced by an award document that will specify the period of restriction on transferability, the number of shares (or units tied to the value of shares) granted, and such other provisions as the Compensation Committee will determine, including restrictions based upon the achievement of specific performance goals and time-based restrictions on vesting following the attainment of the performance goals. Restricted stock or RSUs will be forfeited to the extent that a participant fails to satisfy the applicable conditions or restrictions during the period of restriction.

Generally, shares of restricted stock will become freely transferable by the participant after the last day of the applicable period of restriction, and RSUs will be paid in a single lump sum following the close of the applicable period of restriction in the form of cash or in shares (or in a combination of cash and shares) as determined by the Compensation Committee.

Participants holding restricted stock generally have the right to vote the shares during the period of restriction and, unless otherwise provided in the award document, will be credited with and will be paid regular cash dividends paid with respect to the underlying shares, but not stock dividends. Participants awarded RSUs are not entitled to similar voting rights or dividends (unless, with respect to dividends, otherwise provided in the award document).

Restricted Performance Units (“RPUs”) and Restricted Performance Shares (“RPSs”)

Each RPU will have an initial value established by the Compensation Committee at the time of grant. Each RPS will have an initial value equal to the fair market value of a share on the date of grant. The Compensation Committee will set performance goals. Achievement of the performance goals will determine the number and/or value of RPUs and RPSs that are paid to the participant. RPUs and RPSs will be forfeited to the extent that the applicable performance goals are not satisfied during the performance period.

Unless otherwise provided in an award document, payment of earned RPUs or RPSs will be made in a single lump sum following the close of the applicable performance period in the form of cash or in shares (or in a combination thereof), with an aggregate fair market value equal to the value of the earned RPUs or RPSs at the close of the performance period. At the discretion of the Compensation Committee, participants may be entitled to receive dividends or dividend equivalents declared with respect to shares payable with respect to RPUs or RPSs not yet distributed to participants and be entitled to exercise voting rights with respect to RPSs.

Management Incentive Awards

The Compensation Committee will select those participants (if any) who will receive management incentive awards for a given year, based upon the recommendations of district, regional and corporate group managers. Each management incentive award will consist of shares, cash, RSUs or other awards at the discretion of the Compensation Committee. The aggregate amount of the awards will be determined by the Compensation Committee and will be divided among those participants who have been selected to receive management incentive awards in such manner and amount as the Committee determines. A participant receiving a management incentive award may (in the discretion of the Compensation Committee) also receive, as a part of the award, an additional amount not to exceed one month’s salary of the participant.

Section 162(m) and Performance Measures

Pursuant to Section 162(m) of the Internal Revenue Code, UPS ordinarily may not deduct compensation of more than $1 million that is paid to certain “covered employees” (i.e., any individual who, on the last day of the taxable year, is either UPS’s principal executive officer or an employee whose total compensation for the tax year is required to be reported to shareowners because he or she is among the three highest compensated officers for the tax year, other than the principal executive officer or principal financial officer). The limitation on deductions does not apply, however, to qualified “performance-based compensation.” Certain awards under the 2009 Plan may constitute qualified performance-based compensation and, as such, would be exempt from the $1 million limitation on deductible compensation.

Under the 2009 Plan, any performance goals applicable to awards, other than options and SARs, intended to qualify as “performance-based compensation” under Section 162(m) will be based on one or more of the following measures:

•	Earnings per share;
•	Net income (before or after taxes);
•	Return measures, including, but not limited to, return on assets, return on equity, return on operating capital, return on invested capital, and return on sales;
•	Cash flow return on investments which equals net cash flows divided by owners’ equity;
•	Earnings before or after taxes, interest and depreciation;
•	Gross revenues;
•	Share price;
•	Shareholder return;
•	Pretax profit;
•	Economic value added;
•	Volume growth;
•	Package flow technology;
•	Successfully integrating acquisitions;
•	Reducing non-operations expenses;
•	Other operating efficiency ratios;
•	Operating income;
•	Return on capital;
•	Return on capital employed; and/or
•	Pre-tax income margin.

The Compensation Committee has discretion to adjust the determinations of the degree of attainment of the pre-established performance goals, except that awards which are intended to qualify as performance-based compensation may not be adjusted upward.

Change in Control

In the event of a change in control in UPS, if the successor company continues, assumes or substitutes other grants for outstanding awards and within two years following the change in control (as defined in the 2009 Plan), the participant is terminated by the successor without cause or resigns for good reason (as defined in the 2009 Plan), then

•	options and SARs will become immediately exercisable as of the termination or resignation;

•	restrictions imposed on restricted stock or RSUs that are not performance-based will lapse, and RSUs will be paid in cash or stock (as provided in the award document) ), with payment of RSUs that are exempt from Section 409A of the Internal Revenue Code (“Section 409A”) made within 30 days after the termination or resignation and payment of RSUs that are subject to Section 409A made within the 30-day period following the 6-month anniversary of the participant’s separation from service (as defined in regulations under Section 409A); and

•	performance-based awards will vest with respect to each performance measurement tranche completed during the performance period prior to the termination or resignation (or, if the performance period is not divided into separate performance measurement tranches, proportionately based on the portion of the performance period completed prior to such resignation or termination), with payment to be made, based on actual performance, in cash or stock (as provided in the award document) at such time following the performance period as otherwise specified in the award document.

In the event of a change in control in UPS, if the successor company does not continue, assume or substitute other grants for outstanding awards, or in the case of a dissolution or liquidation of UPS, then options and SARs will be fully vested and exercisable and the Compensation Committee will either give a participant a reasonable opportunity to exercise the option and SAR before the transaction resulting in the change in control or pay the participant the difference between the exercise price for the option or SAR and the consideration provided to other similarly situated shareholders. Other outstanding awards will vest and be paid generally as described in the bullet points above (except, where applicable, timing of payment generally will be tied to such change in control, rather than termination or resignation).

Clawback of Awards

If an award has been paid to an executive officer or to his or her spouse or beneficiary, and the Compensation Committee later determines that financial results used to determine the amount of that award are materially restated and that the executive officer engaged in fraud or intentional misconduct, UPS will seek repayment or recovery of the award.

Amendment and Termination

The Compensation Committee has the right to amend or terminate the 2009 Plan at any time; provided that except for an amendment or termination of the provisions related to change in control, no amendment or termination of the 2009 Plan may adversely affect in any material way any award previously granted without the award holder’s consent, and the provisions related to change in control may not be amended after a change in control. In addition, without the prior approval of our shareowners, the 2009 Plan may not be materially amended if shareowner approval is required by law or applicable stock exchange listing requirement, or if the amendment would increase the number of shares available for awards under the 2009 Plan, or permit options, SARs or similar awards to be repriced, replaced, or regranted through cancellation, or by lowering the exercise or purchase price of a previously granted award (except for certain adjustments and award substitutions authorized under other provisions of the 2009 Plan). In any event, no awards may be granted under the 2009 Plan on or after May 7, 2019.

Adjustments

If UPS effects a subdivision or consolidation of shares of stock or other capital adjustment, the maximum number and class of shares that may be awarded under the 2009 Plan, the number and class of and/or price of shares subject to outstanding awards, and the annual award limits will be adjusted in the same manner and to the same extent as all other shares.

If there are material changes in the capital structure of UPS resulting from the payment of a special dividend, a spin-off, the sale of a substantial portion of UPS’s assets; a merger or consolidation in which UPS is not the surviving entity, or other extraordinary non-recurring event affecting the capital structure and the value of shares, the Compensation Committee will make equitable adjustments in the maximum number and class of shares that may be awarded under the 2009 Plan, the number and class of and/or price of shares subject to outstanding awards, and the annual award limits, to prevent the dilution or enlargement of the rights of award recipients.

Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to awards made pursuant to the 2009 Plan are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the federal income tax consequences associated with the awards, based on a good faith interpretation of the current federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any federal tax consequences other than income tax consequences or any state, local or foreign tax consequences that may apply.

Incentive Stock Options (ISOs).  An optionee does not recognize taxable income upon the grant or upon the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Upon the sale of ISO shares, the optionee recognizes income in an amount equal to the excess, if any, of the fair market value of those shares on the date of sale over the exercise price of the ISO shares. The income is taxed at the long-term capital gains rate if the optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise, and we are not entitled to a federal income tax deduction. ISO holding period requirements are waived when an optionee dies.

If an optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the optionee recognizes ordinary income to the extent of the lesser of: (a) the gain realized upon the sale; or (b) the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain is treated as long-term or short-term capital gain depending upon how long the optionee has held the ISO shares prior to disposition. In the year of any such disposition, we will receive a federal income tax deduction in an amount equal to the ordinary income that the optionee recognizes, if any, as a result of the disposition.

Nonqualified Stock Options (NQSOs).  An optionee does not recognize taxable income upon the grant of an NQSO. Upon the exercise of such a stock option, the optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NQSO on the date of exercise exceeds the exercise price. We will receive an income tax deduction in an amount equal to the ordinary income that the optionee recognizes upon the exercise of the stock option.

Restricted Stock.  A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (a) freely transferable; or (b) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award.

We will receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election to accelerate recognition of income).

SARs.  A participant who exercises a SAR will recognize ordinary income upon the exercise equal to the amount of cash and the fair market value of any shares received on as a result of the exercise. We will receive an income tax deduction in an amount equal to the ordinary income that the participant recognizes upon the exercise of the SAR.

Other Awards.  In the case of an award of RSUs, RPUs, RPSs, or cash, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Section 409A.  Section 409A of the Internal Revenue Code provides special tax rules applicable to programs that provide for a deferral of compensation. Failure to comply with those requirements will result in accelerated recognition of income for tax purposes along with an additional tax equal to 20% of the amount included in income, and interest on deemed underpayments in certain circumstances. While certain awards under the 2009 plan could be subject to Section 409A, the 2009 plan has been drafted to comply with the requirements of Section 409A, where applicable.

2009 Plan Benefits

Because benefits under the 2009 Plan will depend on the Compensation Committee’s actions and the fair market value of the shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2009 Plan is approved by the shareowners.

The board of directors recommends that shareowners vote FOR approval of the 2009 Plan.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2008, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

Number of Securities Remaining
	Number of Securities to be		Available for Future Issuance
	Issued Upon Exercise	Weighted-Average Exercise	Under Equity Compensation
	of Outstanding Options,	Price of Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	37,287,146	$32.02	34,683,922
Equity compensation plans not approved by security holders	—	N/A	—

Total	37,287,146	$32.02	34,683,922

All equity awards are issued under the 1999 Plan or the Discounted Employee Stock Purchase Plan, both of which have been approved by our shareowners. The material features of these plans are described in the Compensation Discussion and Analysis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, each of our directors and executive officers complied during 2008 with all applicable Section 16(a) filing requirements, except for a late filing of a Form 4 in January 2008 for one of our Management Committee members, Christine Owens, due to an administrative error.

SOLICITATION OF PROXIES

We will pay our costs of soliciting proxies. Directors, officers and other employees may solicit proxies by mail, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials and Notice to, and obtaining instructions relating to the proxy materials and Notice from, beneficial owners. In addition, we have retained BNY Mellon Shareowner Services to assist in the solicitation of proxies for the 2009 annual meeting at a fee of approximately $10,000, plus associated costs and expenses.

HOUSEHOLDING

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials or Notice. If the household received a printed set of proxy materials by mail, each shareowner will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials or Notice, which typically are mailed in March of each year, by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone number.

If you share an address with another shareowner and currently are receiving multiple copies of the proxy materials or Notice, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER BUSINESS

Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

Shareowners who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2010 annual meeting of shareowners must submit their proposals so that they are received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than the close of business on November 17, 2009. The proposal also will need to comply with SEC regulations regarding the inclusion of shareowner proposals in company-sponsored material.

Shareowners who wish to propose business or nominate persons for election to the board of directors at the 2010 annual meeting of shareowners must provide a notice of shareowner business or nomination in accordance with Section 10.1 of our Bylaws. In order to be properly brought before the 2010 annual meeting of shareowners, Section 10.1 of our Bylaws requires that a notice of a matter the shareowner wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the shareowner wishes to nominate as a director, must be received by our Corporate Secretary not less than 120 days prior to the first anniversary of the date on which we first mailed the proxy statement for the preceding year’s annual shareowner meeting. Therefore, any notice intended to be given by a shareowner with respect to the 2010 annual meeting of shareowners pursuant to our Bylaws must be received our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328 no later than November 17, 2009. However, if the date of our 2010 annual meeting occurs more than 30 days before or 30 days after May 7, 2010, the anniversary of the 2009 annual meeting, a shareowner notice will be timely if it is received by our Corporate Secretary by the later of (a) the close of business on the 120th day prior to the date of the 2010 annual meeting and (b) the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2010 annual meeting. To be in proper form, a shareowner’s notice must include the specified information concerning the proposal or nominee as described in Section 10.1 of our Bylaws.

A copy of our 2008 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at http://investor.shareholder.com/ups.

Annex I

Excerpt from the UPS Corporate Governance Guidelines
Relating to Director Independence Standards

An “independent” director is a director whom the Board has determined has no material relationship, other than as a director of the Company, with the Company or any of its consolidated subsidiaries, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, when determining whether a director is independent, the Board applies the categorical standards set forth below.

Under no circumstances is a director independent if:

1. the director is, or has been within the past three years, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company, other than on an interim basis;

2. (A) the director or an immediate family member is a current partner of a firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives concurrently served on the compensation committee;

4. the director, or a member of the director’s immediate family, has, in any twelve-month period within the past three years, received any direct compensation from the Company in excess of $120,000, other than compensation for service on the Board or any of its committees, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company; or

5. the director is a current employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues. For purposes of this section, a contribution to a tax-exempt entity is not a “payment.”

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Annex II

UNITED PARCEL SERVICE, INC.

2009 OMNIBUS INCENTIVE COMPENSATION PLAN

Article 1.	Establishment, Objectives, and Duration	1
1.1.	Establishment of the Plan	1
1.2.	Objectives of the Plan	1
1.3.	Duration of the Plan	1
Article 2.	Definitions	1
2.1.	Affiliate	1
2.2.	Award	1
2.3.	Award Document	1
2.4.	Beneficial Owner or Beneficial Ownership	1
2.5.	Board or Board of Directors	1
2.6.	Cause	1
2.7.	Change in Control	2
2.8.	Code	2
2.9.	Committee	2
2.10.	Company	2
2.11.	Director	2
2.12.	Effective Date	2
2.13.	Employee	2
2.14.	ERISA	2
2.15.	Exchange Act	2
2.16.	Executive Participant	2
2.17.	Fair Market Value of a Share	3
2.18.	409A Guidance	3
2.19.	Freestanding SAR	3
2.20.	Good Reason	3
2.21.	Incentive Stock Option or ISO	3
2.22.	Insider	3
2.23.	Key Person	3
2.24.	Management Incentive Award	3
2.25.	Nonqualified Stock Option or NQSO	3
2.26.	Option	3
2.27.	Option Price	3
2.28.	Outside Director	3
2.29.	Participant	4
2.30.	Performance-Based Exception	4
2.31.	Performance Period	4
2.32.	Period of Restriction	4
2.33.	Person	4
2.34.	Restricted Performance Share	4
2.35.	Restricted Performance Unit	4
2.36.	Restricted Stock or Restricted Stock Unit	4
2.37.	Retirement	4
2.38.	Shares	4
2.39.	Stock Appreciation Right or SAR	4
2.40.	Subsidiary	4
2.41.	Tandem SAR	4

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Article 3.	Administration	4
3.1.	General	4
3.2.	Authority of the Committee	4
3.3.	Delegation	5
3.4.	Decisions Binding	5
Article 4.	Shares Subject to the Plan and Maximum Awards	5
4.1.	Number of Shares Available for Grants	5
4.2.	Adjustments in Authorized Shares	5
4.3.	Reversion of Shares	6
4.4.	Restrictions on Share Transferability	6
Article 5.	Eligibility and Participation	6
5.1.	Eligibility	6
5.2.	Actual Participation	6
Article 6.	Stock Options	6
6.1.	Grant of Options	6
6.2.	Award Document	6
6.3.	Option Price	6
6.4.	Duration of Options	7
6.5.	Exercise of Options	7
6.6.	Payment	7
6.7.	Termination of Employment/Directorship/Other Relationship	7
6.8.	Nontransferability of Options	7
Article 7.	Stock Appreciation Rights	8
7.1.	Grant of SARs	8
7.2.	Exercise of Tandem SARs	8
7.3.	Exercise of Freestanding SARs	8
7.4.	Award Document	8
7.5.	Duration of SARs	8
7.6.	Payment of SAR Amount	8
7.7.	Termination of Employment/Directorship/Other Relationship	8
7.8.	Nontransferability of SARs	9
Article 8.	Restricted Stock and Restricted Stock Units	9
8.1.	Grant of Restricted Stock or Restricted Stock Units	9
8.2.	Award Document	9
8.3.	Transferability	9
8.4.	Other Restrictions	9
8.5.	Voting Rights	9
8.6.	Dividends	10
8.7.	Termination of Employment/Directorship/Other Relationship	10
Article 9.	Restricted Performance Units and Restricted Performance Shares	10
9.1.	Grant of Restricted Performance Units/Shares	10
9.2.	Value of Restricted Performance Units/Shares	10
9.3.	Earning of Restricted Performance Units/Shares	10
9.4.	Form and Timing of Payment of Restricted Performance Units/Shares	10
9.5.	Termination of Employment/Directorship/Other Relationship	11
9.6.	Nontransferability	11

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Article 10.	Management Incentive Awards	11
10.1.	Grant of Management Incentive Awards	11
10.2.	Form of Awards	11
10.3.	Amount of Awards	11
10.4.	Additional Ownership Award	11
Article 11.	Performance-Based Exception Awards	11
11.1.	Purpose	11
11.2.	Objective Performance Goals	11
11.3.	Performance Measures	12
11.4.	Committee Certification	12
11.5.	Disclosure and Shareholder Approval	13
11.6.	Compliance with Code § 162(m)	13
Article 12.	Rights of Employees/Directors/Key Persons	13
12.1.	Employment and Performance of Services	13
12.2.	Participation	13
Article 13.	Change in Control	13
13.1.	Continuation, Assumption or Substitution of Awards	13
13.2.	No Continuation, Assumption or Substitution of Awards	14
13.2.	Termination, Amendment and Modification of Change in Control Provisions	14
13.3	Termination, Amendment and Modification of Change in Control Provisions	14
Article 14.	Amendment, Modification and Termination	15
14.1.	Amendment, Modification and Termination	15
14.2.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	15
14.3.	Awards Previously Granted	15
14.4	Section 409A and Performance-Based Exception Compliance	15
Article 15.	Withholding	16
15.1.	Tax Withholding	16
15.2.	Share Withholding	16
Article 16.	Indemnification	16
Article 17.	Successors	16
Article 18.	Miscellaneous	16
18.1.	Number	16
18.2.	Severability	16
18.3.	Requirements of Law	16
18.4.	Securities Law Compliance	16
18.5.	Governing Law	17
18.6.	Plan Document Controls	17
18.7.	Unfunded Arrangement	17
18.8.	Custody of Awards Paid in Shares	17
18.9.	Awards Granted in Substitution	17
18.10.	Repayment of Awards as a Result of Certain Improper Conduct	17
18.11.	Section 409A Compliance	17

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UNITED PARCEL SERVICE, INC.
2009 OMNIBUS INCENTIVE COMPENSATION PLAN

Article 1.     Establishment, Objectives, and Duration

1.1.	Establishment of the Plan. United Parcel Service, Inc. (“UPS”), a Delaware corporation (hereinafter referred to as the “Company”), hereby establishes an incentive compensation plan to be known as the “United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Restricted Performance Shares, Restricted Performance Units, Management Incentive Awards, and other Awards.

Subject to approval by the Company’s stockholders, the Plan shall become effective as of the Effective Date and shall remain in effect as provided in Section 1.3 hereof.

1.2.	Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives which are consistent with the Company’s goals and which link the compensation of Participants to the value of the Company’s Stock and thereby align the interests of Participants more closely with those of the Company’s stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow participants to share in the success of the Company.

1.3.	Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 2.12 hereof, and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 14 hereof, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

Article 2.     Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1.	“Affiliate” means any corporation, partnership, joint venture or other entity in which the Company either directly or indirectly controls at least twenty-five percent (25%) of the voting interest or owns at least twenty-five percent (25%) or more of the value or capital or profits interest of such entity.

2.2.	“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Restricted Performance Shares, Restricted Performance Units, Management Incentive Awards, or other cash awards described in Section 11.1 hereof.

2.3.	“Award Document” means the document or documents setting forth the terms and provisions applicable to an Award.

2.4.	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6.	“Cause” means, except as otherwise provided in the Award Document, that the Company or a Subsidiary or an Affiliate for which an Employee works has determined that (a) the Employee has been insubordinate or refused or failed to carry out the instructions or policies of the Company or the Subsidiary or Affiliate for which the Employee works, or the supervisors or managers to whom the Employee reports; (b) the Employee has engaged in misconduct or negligence in performing the Employee’s duties and responsibilities; (c) the Employee has engaged in conduct which is dishonest, fraudulent or materially injurious to the Company, or the Subsidiary or Affiliate for which the Employee works; (d) the Employee has been indicted for a felony or any crime involving dishonesty, fraud or moral turpitude; and/or (e) the Employee has materially breached the Employee’s employment agreement, if any, or engaged in activity prohibited by any other agreement between the Employee and the Company or the Subsidiary or Affiliate for which the Employee works.

2.7.	“Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)	The consummation of a reorganization, merger, share exchange or consolidation, in each case, where persons who were shareholders of UPS immediately prior to such reorganization, merger, share exchange or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power of the reorganized, merged, surviving or consolidated company’s then outstanding securities entitled to vote generally in the election of directors; or a liquidation or dissolution of UPS or the sale of substantially all of UPS’s assets; or

(b)	Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) and who cease for any reason to constitute at least an eighty percent (80%) majority of the Board of Directors, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by UPS’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of UPS, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board.

2.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9. “Committee” means the Compensation Committee of the Board.

2.10. “Company” means UPS.

2.11. “Director” means any individual who is a member of the Board of Directors.

2.12. “Effective Date” means May 7, 2009.

2.13.	“Employee” means any employee of the Company, a Subsidiary or an Affiliate. Under no circumstances shall an individual who performs services for the Company, a Subsidiary or an Affiliate, but who is not classified on the payroll of such entity as an employee (for example, an individual performing services for the Company, a Subsidiary or an Affiliate pursuant to a leasing agreement), be treated as an Employee even if such individual qualifies as an “employee” of the Company, a Subsidiary or an Affiliate by virtue of common law principles or the leased employee rules under Code § 414(n). Further, if an individual performing services for the Company, a Subsidiary or an Affiliate is retroactively reclassified as an employee of the Company, Subsidiary or an Affiliate for any reason (whether pursuant to court order, settlement negotiation, arbitration, mediation, government agency (e.g., IRS) reclassification, or otherwise), such reclassified individual shall not be treated as an Employee for purposes of this Plan for any period prior to the actual date (and not the effective date) of such reclassification. Directors who are classified as employees on the payroll of the Company, a Subsidiary or an Affiliate shall be considered Employees under this Plan.

2.14.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.15.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.16.	“Executive Participant” means an “executive officer” as defined in Rule 3b-7 under the Exchange Act.

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2.17.	“Fair Market Value of a Share” means, as of any date, the value of a Share determined as follows:

(a)	The value of a Share shall be equal to the value of a share of the Class B common stock of the Company, as determined in accordance with the following provisions:

(1)	If shares of Class B common stock are listed on any established stock exchange or a national market system, the closing price for a share of Class B common stock as reported in The Wall Street Journal or such other source as the Committee deems reliable.

(2)	If shares of Class B common stock are not listed on any established stock exchange or a national market system, the value of a Share shall be determined by the Committee in its sole and absolute discretion.

(b)	If, for any reason, the value of a Share (as described in (a)) cannot be ascertained or is unavailable for the date in question, the value of a Share may, in the sole and absolute discretion of the Committee, be determined as of the nearest preceding date on which such value can be ascertained under the appropriate method indicated above.

2.18.	“409A Guidance” means the regulations and other guidance issued under Code § 409A.

2.19.	“Freestanding SAR” means a SAR that is granted independently of any Options, as described in Article 7 herein.

2.20.	“Good Reason” means, except as otherwise provided in the Award Document, the occurrence, without an Employee’s written consent, of either of the following: (a) material diminution in the Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control; or (b) a material reduction in the Employee’s annual base salary from that in effect immediately prior to the Change in Control. Notwithstanding the foregoing, a termination of employment shall not be considered for Good Reason unless the Employee provides the Company, or the Subsidiary or Affiliate for which the Employee works, written notice within thirty (30) calendar days of the occurrence of the act or omission giving rise to the Employee’s intention to terminate for Good Reason, detailing the particular act or acts or omission or omissions that constitute the grounds on which the proposed termination for Good Reason is based, and the Company, or the Subsidiary or Affiliate for which the Employee works, fails to correct the breach (if correctable) within thirty (30) calendar days of the date of receipt of such written notice.

2.21.	“Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code § 422.

2.22.	“Insider” means an individual who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.23.	“Key Person” means a consultant, agent or other person who has rendered or will render valuable services to the Company or a Subsidiary or Affiliate.

2.24.	“Management Incentive Award” means an Award granted to a Participant, as described in Article 10 herein.

2.25.	“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 herein and which is not intended to be treated as an ISO under Code § 422.

2.26.	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

2.27.	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.28.	“Outside Director” means a member of the Board who is not an employee of the Company or any Subsidiary or Affiliate thereof and who qualifies as (1) a “non-employee director” under Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act, as amended from time to time, and (2) an “outside director” under Code § 162(m) and the regulations promulgated thereunder.

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2.29.	“Participant” means an Employee or Director or Key Person who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.30.	“Performance-Based Exception” means the performance-based exception from the deduction limitations of Code § 162(m) and Treas. Reg. § 1.162-27(e).

2.31.	“Performance Period” means the time period described in Section 9.2 hereof.

2.32.	“Period of Restriction” means the period during which Shares of Restricted Stock and Restricted Stock Units are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.33.	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.34.	“Restricted Performance Share” means an Award granted to a Participant, as described in Article 9 herein.

2.35.	“Restricted Performance Unit” means an Award granted to a Participant, as described in Article 9 herein.

2.36.	“Restricted Stock” or “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 herein, with a Restricted Stock Unit being an award of a unit tied to the value of a Share, which may be paid in cash or Shares.

2.37.	“Retirement” means (1) except as otherwise determined by the Committee in its sole discretion, with respect to Participants who participate in the Company’s tax-qualified defined benefit retirement plan, the attainment of “early retirement age” (as defined in the Company’s tax-qualified defined benefit retirement plan) accompanied by a cessation of employment with the Company and all Subsidiaries and an election by the employee to receive (or commence receiving) retirement benefits under the Company’s tax-qualified defined benefit retirement plan, and (2) with respect to all other Participants, “retirement” as determined by the Committee in its sole discretion.

2.38.	“Shares” means shares of the Class A common stock of the Company.

2.39.	“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as a SAR, pursuant to the terms of Article 7 herein.

2.40.	“Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company either directly or indirectly controls at least fifty percent (50%) of the voting interest or owns at least fifty percent (50%) of the value or capital or profits interest.

2.41.	“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3.     Administration

3.1.	General. The Plan shall be administered by the Committee; provided, however, (1) the Board may at any time take on the powers, authority and duties of the Committee hereunder, and (2) the Board shall have the powers, authority and duties of the Committee with respect to the granting and interpretation of Awards to Directors who are not Employees. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. With respect to Committee appointments and composition, while the Board has complete discretion with respect to such matters, it should be noted that only a Committee (or a sub-committee thereof) comprised solely of two or more Outside Directors may grant Awards which will meet the Performance-Based Exception.

3.2.	Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees, Directors and Key Persons who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement, instrument or other document entered into under the Plan; establish, amend, or

4

waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 13 and Article 14 herein) amend the terms and conditions of any outstanding Award. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

3.3.	Delegation. The Committee may delegate its power, authority and duties as identified herein, except as otherwise prohibited by law (and subject to Section 3.1 herein for the grant of Awards intended to satisfy the Performance-Based Exception).

3.4.	Decisions Binding. All determinations and decisions made by the Board, the Committee or the Committee’s delegate pursuant to the provisions of the Plan and all related orders and resolutions of the Board, the Committee or the Committee’s delegate shall be final, conclusive and binding on all persons, including the Company, its stockholders, Directors, Employees, Key Persons, Participants, and their estates and beneficiaries.

Article 4.	Shares Subject to the Plan and Maximum Awards

4.1.	Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards shall not exceed eighty million (80,000,000) Shares (the “Share Reserve”), which shall also be the maximum aggregate number of Shares that can be issued under the Plan upon the exercise of ISOs. Each Share issued pursuant to an Option shall reduce the Share Reserve by one (1) Share. Each Share subject to the exercised portion of a SAR (whether the distribution upon exercise is made in cash, Shares or a combination of the two) shall reduce the Share Reserve by one (1) Share. Each Share issued pursuant to Restricted Stock, a Restricted Stock Unit, a Restricted Performance Share or a Restricted Performance Unit shall reduce the Share Reserve by 2.76 Shares. To the extent that a distribution pursuant to an Award is made in cash, the Share Reserve shall be reduced by the number of Shares (if any) subject to the exercised or distributed portion of the Award.

Unless and until the Committee determines that an Award shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan, subject to adjustment as provided in Section 4.2 herein:

(a)	Stock Options. The maximum aggregate number of Shares that may be granted in the form of Stock Options in any one calendar year to any one single Participant shall be six hundred thousand (600,000).

(b)	SARs. The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights in any one calendar year to any one single Participant shall be six hundred thousand (600,000).

(c)	Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares that may be granted in the form of Restricted Stock in any one calendar year to any one Participant shall be six hundred thousand (600,000). The maximum aggregate payout (determined as of the end of the applicable Period of Restriction) with respect to Restricted Stock Units granted in any one calendar year to any one Participant shall be equal to the value of six hundred thousand (600,000) Shares.

(d)	Restricted Performance Shares/Units. The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Restricted Performance Shares/Units granted in any one calendar year to any one Participant shall be equal to the value of six hundred thousand (600,000) Shares.

(e)	Cash Awards. The maximum aggregate payout with respect to the cash portion of Management Incentive Awards or other cash awards granted in any one calendar year to any one Participant shall be equal to the value of six hundred thousand (600,000) Shares.

4.2.	Adjustments in Authorized Shares. If the Company effects a subdivision or consolidation of shares of stock or other capital adjustment, the number and class of Shares which may be delivered under Section 4.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and the

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Award limits set forth in Section 4.1, shall be adjusted in the same manner and to the same extent as all other Shares. If there are material changes in the capital structure of the Company resulting from the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Company’s assets; in the event of a merger or consolidation in which the Company is not the surviving entity; or other extraordinary non-recurring events affecting the Company’s capital structure and the value of Shares, the Committee shall make equitable adjustments in the number and class of Shares which may be delivered under Section 4.1, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and the Award limits set forth in Section 4.1, to prevent the dilution or enlargement of the rights of Award recipients. Following any such adjustment, the number of Shares subject to any Award shall always be a whole number. Notwithstanding the foregoing provisions of this Section 4.2, no adjustment shall be made to an Option or SAR to the extent that it causes such Option or SAR to provide for a deferral of compensation subject to Code § 409A and the 409A Guidance.

4.3.	Reversion of Shares. If any Shares subject to an Award hereunder are forfeited before vesting or any such Award otherwise expires, terminates or is cancelled without the issuance of such Shares in full to a Participant, such Shares, to the extent of any such forfeiture, expiration, termination or cancellation, shall again be available for grant under the Plan.

4.4.	Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

Article 5.	Eligibility and Participation

5.1.	Eligibility. Persons eligible to participate in this Plan include all Employees, Directors and Key Persons.

5.2.	Actual Participation. Subject to the provisions of the Plan,

(a)	the Committee may from time to time select from all eligible Employees, Directors and Key Persons, those to whom Awards shall be granted and shall determine the nature and amount of each Award, and

(b)	Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee, including in connection with any other compensation program established by the Company.

Article 6.	Stock Options

6.1.	Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee; provided, however, that ISOs only may be granted to Participants who are Employees of the Company or a Subsidiary that is a “subsidiary” of the Company within the meaning of Code § 424(f).

6.2.	Award Document: Each Option grant shall be evidenced by an Award Document that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Document also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3.	Option Price. The Option Price for each grant of an Option under the Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date as of which the Option is granted. In addition, the Option Price of any ISO which is granted to an individual who owns more than ten percent (10%) of the voting power of all classes of stock of the Company or any “parent” or “subsidiary” corporation of the Company (within the meaning of Code § 424(e) and (f)) (a “10% Owner”) may not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted.

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6.4.	Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant (and no ISO granted to a 10% Owner shall be exercisable later than the fifth (5th) anniversary of its grant).

6.5.	Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6.	Payment. Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to the Company (in accordance with the procedures established by the Committee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Unless otherwise provided under the terms of an Award Document, the Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, (b) by tendering previously acquired Shares having an aggregate, value at the time of exercise equal to the total Option Price, (c) through a reduction in the number of Shares received through the exercise of the Option, or (d) by a combination of (a), (b) and (c). Further, with respect to any Participant who is an Insider, such tendering transaction (1) must have met the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act, or (2) be a subsequent transaction, the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act.

Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7.	Termination of Employment/Directorship/Other Relationship. Each Participant’s Option Award Document shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or directorship or other relationship with the Company and its Subsidiaries and Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Document entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.8.	Nontransferability of Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her ISO, such ISO may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the ISO if the Participant is incapacitated shall be determined by the Committee in its sole and absolute discretion.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Document, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Document, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her NQSO, such NQSO may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of

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the appropriate representative of the Participant who shall be able to exercise the NQSO if the Participant is incapacitated shall be determined by the Committee in its sole and absolute discretion.

Article 7.	Stock Appreciation Rights

7.1.	Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of a Tandem SAR shall equal the Option Price of the related Option.

7.2.	Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Upon exercise of a Tandem SAR as to all or some of the Shares subject to such Award, the related Option shall be automatically canceled to the extent of the number of Shares subject to the exercise. Conversely, if the related Option is exercised as to some or all of the Shares subject to such Award, the Tandem SAR shall automatically be canceled to the extent of the number of Shares subject to the exercise.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR shall not exceed one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.3.	Exercise of Freestanding SARs. Subject to Section 7.1, Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4.	Award Document. Each SAR grant shall be evidenced by an Award Document that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5.	Duration of SARs. The term of a SAR shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6.	Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying

(a)	the difference between the Fair Market Value of a Share on the date of exercise over the grant price, by

(b)	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Document pertaining to the grant of the SAR.

7.7.	Termination of Employment/Directorship/Other Relationship. Each SAR Award Document shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment or directorship or other relationship with the Company and its Subsidiaries and Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in

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the Award Document entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.8.	Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Document, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Document, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant; provided, however, that in the event the Participant is incapacitated and unable to exercise his or her SAR, such SAR may be exercised by such Participant’s legal guardian, legal representative, or other representative whom the Committee deems appropriate based on applicable facts and circumstances. The determination of incapacity of a Participant and the determination of the appropriate representative of the Participant who shall be able to exercise the SAR if the Participant is incapacitated shall be determined by the Committee in its sole and absolute discretion.

Article 8.	Restricted Stock and Restricted Stock Units

8.1.	Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine.

8.2.	Award Document. Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award Document that shall specify the Period(s) of Restriction, the number of Shares (or units tied to the value of Shares) granted, and such other provisions as the Committee shall determine.

8.3.	Transferability. Except as otherwise provided in a Participant’s Award Document, the Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Document, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Document, other than by will or by the laws of descent and distribution. Except as otherwise provided in a Participant’s Award Document, Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

8.4.	Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Restricted Stock or Restricted Stock Units as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws, and such restrictions may apply after the Period of Restriction specified in the Award Document or earlier satisfaction of any other conditions set forth in the Award Document. Restricted Stock or Restricted Stock Units shall be forfeited to the extent that a Participant fails to satisfy the applicable conditions or restrictions during the Period of Restriction.

The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8 or as otherwise provided in the Award Document, (a) Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction, and (b) Restricted Stock Units shall be paid in a single lump sum following the close of the applicable Period of Restriction in the form of cash or in Shares (or in a combination thereof) as determined by the Committee, in its sole discretion, and set forth in the Award Document.

8.5.	Voting Rights. Participants holding Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction, unless otherwise provided in the Award Document.

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8.6.	Dividends. Unless otherwise provided in a Participant’s Award Document, during the Period of Restriction, (a) Participants holding Restricted Stock granted hereunder shall be credited with and shall be paid regular cash dividends paid with respect to the underlying Shares while they are so held, but shall not be entitled to stock dividends or other non-cash distributions, and (b) Participants awarded Restricted Stock Units shall not be entitled to any dividends or dividend equivalents declared with respect to Shares. The Committee may apply any additional restrictions to dividends and dividend equivalents that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock or Restricted Stock Units is intended to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends or dividend equivalents declared with respect to such Restricted Stock or Restricted Stock Units, such that the dividends, dividend equivalents and/or the Restricted Stock or Restricted Stock Units maintain eligibility for the Performance-Based Exception.

8.7.	Termination of Employment/Directorship/Other Relationship. Each Award Document shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Stock (or payment with respect to unvested Restricted Stock Units) following termination of the Participant’s employment or directorship or other relationship with the Company and its Subsidiaries and Affiliates prior to the end of the Period of Restriction. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Document entered into with each Participant, need not be uniform among all Awards and may reflect distinctions based on the reasons for termination.

Article 9.	Restricted Performance Units and Restricted Performance Shares

9.1.	Grant of Restricted Performance Units/Shares. Subject to the terms of the Plan, Restricted Performance Units and Restricted Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2.	Value of Restricted Performance Units/Shares. Each Restricted Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Restricted Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a “Performance Period.”

9.3.	Earning of Restricted Performance Units/Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Restricted Performance Units/Shares shall be entitled to receive a payment based on the number and value of Restricted Performance Units/Shares earned by the Participant over the Performance Period to be determined as a function of the extent to which the corresponding performance goals have been achieved. Restricted Performance Units/Shares shall be forfeited to the extent that a Participant fails to satisfy the applicable performance goals during the Performance Period.

9.4.	Form and Timing of Payment of Restricted Performance Units/Shares. Unless otherwise provided in a Participant’s Award Document, payment of earned Restricted Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Restricted Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Restricted Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Document pertaining to the grant of the Award.

At the discretion of the Committee and as provided in the Award Document, Participants may be entitled to receive dividends or dividend equivalents declared with respect to Shares payable with respect to Restricted Performance Units/Shares not yet distributed to Participants. In addition, Participants may, at the discretion

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of the Committee and as provided in the Award Document, be entitled to exercise their voting rights with respect to Restricted Performance Shares.

9.5.	Termination of Employment/Directorship/Other Relationship. Each Restricted Performance Unit/Share Award Document shall set forth the extent to which the Participant shall have the right to receive payment with respect to Restricted Performance Unit/Shares following termination of the Participant’s employment or directorship or other relationship with the Company and its Subsidiaries and Affiliates prior to the last day of the Performance Period. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Document entered into with each Participant, need not be uniform among all Restricted Performance Units/Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

9.6.	Nontransferability. Except as otherwise provided in a Participant’s Award Document, Restricted Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 10.	Management Incentive Awards

10.1.	Grant of Management Incentive Awards. Subject to the terms and provisions of the Plan, Management Incentive Awards may be granted to Participants who are Employees at such times and in such amount and upon such terms as shall be determined by the Committee consistent with this Article. The Committee shall select those Participants who shall receive Awards under the Plan for a given year, and shall base its decision upon the recommendations of district, regional and corporate group managers. The Committee shall have full discretion and authority to decide which Participants should receive Management Incentive Awards and how such Participants should be determined.

10.2.	Form of Awards. Each Management Incentive Award shall consist of Shares, cash, Restricted Stock Units, or other Awards, at the discretion of the Committee.

10.3.	Amount of Awards. The aggregate amount of the Management Incentive Awards shall be determined by the Committee in its sole discretion. The aggregate amount determined for Management Incentive Awards shall be divided among those Participants who have been selected to receive Management Incentive Awards in such manner and amount as the Committee in its discretion shall determine.

10.4.	Additional Ownership Award. In addition to the remuneration that a Participant receives pursuant to Section 10.3 above, a Participant receiving a Management Incentive Award may (in the discretion of the Committee) also receive, as a part of such Award, an amount not to exceed one (1) month’s salary of the Participant.

Article 11.	Performance-Based Exception Awards

11.1.	Purpose. If the Committee deems it appropriate to make an Award that is intended to qualify for the Performance-Based Exception, then any such Award shall satisfy the requirements of this Article 11 and requirements of Code § 162(m) and Treas. Reg. § 1.162-27(e). Such Awards, in the Committee’s discretion, may include cash awards made in connection with any other compensation program established by the Company. Notwithstanding the preceding sentence, the grant of an Option or SAR is not subject to this Article 11.

11.2.	Objective Performance Goals. The compensation attributable to an Award subject to this Article 11 must be paid solely on account of the attainment of one or more preestablished, objective performance goals in accordance with Code § 162(m) and the regulations thereunder. A performance goal will be considered preestablished if it is established in writing by the Committee not later than ninety (90) days after the commencement of the period of service to which the performance goal or goals relates (“the performance period”); provided that the outcome is substantially uncertain at the time the Committee actually establishes the goal or goals. In no event, however, will a performance goal be considered to be preestablished if it is established after twenty-five percent (25%) of the performance period has elapsed. A performance goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met.

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Performance goals must be based on one or more of the performance measures set forth in Section 11.3 that apply to the individual, a business unit, a Subsidiary or the Company as a whole.

11.3.	Performance Measures. One or more of the following performance measure(s) must be used to establish performance goals for Awards which are intended to qualify for the Performance-Based Exception:

(a)	Earnings per share;

(b)	Net income (before or after taxes);

(c)	Return measures, including, but not limited to:

(1)	Return on assets;

(2)	Return on equity;

(3)	Return on operating capital;

(4)	Return on invested capital; and

(5)	Return on sales;

(d)	Cash flow return on investments which equals net cash flows divided by owners equity;

(e)	Earnings before or after taxes, interest and depreciation;

(f)	Gross revenues;

(g)	Share price;

(h)	Shareholder return;

(i)	Pretax profit;

(j)	Economic Value Added;

(k)	Volume growth;

(l)	Package flow technology;

(m)	Successfully integrating acquisitions;

(n)	Reducing non-operations expenses;

(o)	Other operating efficiency measures or ratios;

(p)	Operating income;

(q)	Return on capital;

(r)	Return on capital employed; and/or

(s)	Pre-tax income margin.

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are intended to qualify for the Performance-Based Exception may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

11.4.	Committee Certification. The Committee must certify in writing prior to payment of, or such other event that results in the inclusion of income (for example, the vesting of Restricted Stock) from, an Award intended to qualify for the Performance-Based Exception that the performance goals and any other material terms of the Award were in fact satisfied. Approved written minutes of the Committee meeting in which the certification is made shall be treated as a written certification.

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11.5.	Disclosure and Shareholder Approval. The following provisions of the Plan must be disclosed to and approved by the shareholders of the Company as described in Section this 11.5 in order for Awards other than Options and SARs to qualify for the Performance-Based Exception:

(a)	The class of Employees eligible to receive Awards described in Section 2.13;

(b)	The performance measures described in Section 11.3; and

(c)	The applicable Award limits set forth in subsections (a)-(e) of Section 4.1.

The initial disclosure and approval shall take place at the 2009 Annual Meeting of the shareholders of the Company. Subsequent disclosure and approval is required at the first meeting of the shareholders of the Company in 2014, 2020, and in every fifth (5th) year following the year in which such approval was last obtained. If shareholder approval is not obtained at each such meeting, no Awards (other than Options and SARs) issued after the date of such shareholder meeting and before the disclosure and approval required under this Section 11.5 is obtained, will be eligible for the Performance-Based Exception.

11.6.	Compliance with Code § 162(m). The Committee shall have full and absolute discretion to determine whether an Award granted under this Plan is intended to comply with the requirements of Code § 162(m) and the regulations thereunder. In addition, in the event that changes are made to Code § 162(m) to permit greater flexibility with respect to any Awards, the Committee may make any adjustments to the process described in this Article 11 it deems appropriate.

Article 12.	Rights of Employees/Directors/Key Persons

12.1.	Employment and Performance of Services. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s services at any time, nor confer upon any Participant any right to continue performing services for the Company.

12.2.	Participation. No Employee, Director or Key Person shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 13.	Change in Control

13.1.	Continuation, Assumption or Substitution of Awards. In the event of a Change in Control, any or all outstanding Awards may be continued or assumed by the continuing or successor (as the case may be) organization (the “Successor”), or the Successor may substitute equivalent awards. If an Award is continued, assumed or substituted by the Successor and within two (2) years following a Change in Control the Participant (a) is terminated by the Successor (or an affiliate thereof) without Cause or (b) resigns for Good Reason, the following rules shall apply to the continued, assumed or substituted Awards, unless otherwise specifically provided in the applicable Award Document:

(a)	Vesting of Options and SARs. Any and all such Options and SARs shall become immediately exercisable as of the termination or resignation.

(b)	Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on such Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award Document (as adjusted, if applicable, pursuant to Section 4.2). If such Restricted Stock Units are exempt from the requirements of Code § 409A, the Restricted Stock Units shall be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units are subject to the requirements of Code § 409A, then the Restricted Stock Units shall be paid within the thirty (30) day period following the six (6) month anniversary of the Participant’s separation from service (within the meaning of the 409A Guidance) (a “Separation from Service”). If a Participant’s termination or resignation is not a Separation from Service, Restricted Stock Units subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award

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Document or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change in Control.

(c)	Vesting, Payment and Achievement of Performance-Based Awards. Such performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the termination or resignation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such resignation or termination), with payment to be made, based on actual performance, in cash or stock (as adjusted, if applicable, pursuant to Section 4.2) at such time following the Performance Period as otherwise specified in the Award Document.

(d)	Transfer. A transfer among the Successor and its affiliates shall not be deemed a termination or resignation of employment.

13.2.	No Continuation, Assumption or Substitution of Awards. In the event of a Change in Control, any outstanding Awards that are not continued, assumed, or substituted with equivalent awards, by the Successor, or in the case of a dissolution or liquidation of the Company, all Awards, shall be subject to the following rules:

(a)	Options and SARs. All such Options and SARs shall be fully vested and exercisable and the Committee shall either (1) give a Participant a reasonable opportunity to exercise the Option and SAR before the transaction resulting in the Change in Control or (2) pay the Participant the difference between the exercise price for the Option or SAR and the consideration provided to other similarly situated shareholders in such Change in Control. In either case, such Option or SAR shall be cancelled. The Committee shall not be obligated to treat all Options and SARs subject to this Section 13.2(a) in the same manner.

(b)	Lapse of Restricted Stock and Unit Restrictions that are not Performance-Based. Any restrictions imposed on such Restricted Stock or Restricted Stock Units that are not performance-based shall lapse. Restricted Stock Units shall be paid in cash or stock as provided in the Award Document (as adjusted, if applicable, pursuant to Section 4.2). If such Restricted Stock Units are exempt from the requirements of Code § 409A, then the Restricted Stock Units shall be paid within thirty (30) days following the Change in Control. If such Restricted Stock Units are subject to the requirements of Code § 409A, then the time of payment will depend on whether the Change in Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) ( a “409A Change in Control”). If the Change in Control is a 409A Change in Control, then the Restricted Stock Units subject to the requirements of Code § 409A shall be paid within the thirty (30) day period following the six (6) month anniversary of the Change in Control. If the Change in Control is not a 409A Change in Control, Restricted Stock Units subject to the requirements of Code § 409A shall be paid as of the earlier of the time specified in the Award Document or one day after the six (6) month anniversary of the date the Participant has a Separation from Service following such Change in Control.

(c)	Vesting, Payment and Achievement of Performance-Based Awards. Such performance-based Awards shall vest with respect to each performance measurement tranche completed during the Performance Period prior to the Change in Control or dissolution or liquidation (or, if the Performance Period is not divided into separate performance measurement tranches, proportionately based on the portion of the Performance Period completed prior to such Change in Control or dissolution or liquidation), with payment to be made, based on actual performance, in cash or stock (as adjusted, if applicable, pursuant to Section 4.2) at such time following the Performance Period as otherwise specified in the Award Document.

13.3.	Termination, Amendment and Modification of Change in Control Provisions. Notwithstanding any other provision of this Plan or any Award Document provision to the contrary, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect

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adversely any Award theretofore granted under the Plan without the prior written consent of the Participant to whom the Award was made or the Participant’s proper assignee; provided, however, that the Committee shall retain the power to amend any provision of this Article 13 to comply with changes in the Code, the Exchange Act or other applicable law or stock exchange rule after the date of a Change in Control and further provided that the Committee may terminate, amend, or modify this Article 13 and Section 2.7 hereof at any time and from time to time prior to the date of a Change in Control, except that no action shall be permitted under this Section 13.3 that would impermissibly accelerate or postpone payment of an Award subject to Code § 409A and the 409A Guidance.

Article 14.	Amendment, Modification and Termination

14.1.	Amendment, Modification and Termination. Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that without the prior approval of the Company’s shareowners, no material amendment shall be made if shareowner approval is required by law, regulation or applicable listing requirement of any stock exchange upon which the Company’s class B common stock is then listed; provided, further, however, that notwithstanding any other provision of the Plan or any Award Document, no such alteration, amendment, suspension or termination shall be made without the approval of the shareowners of the Company if the alteration, amendment, suspension or termination would:

(a)	increase the number of Shares available for Awards under the Plan, except as provided in Article 4 hereof; or

(b)	except as provided in Section 4.2 and Section 18.9, permit Options, Stock Appreciation Rights or other stock-based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the grant price of a previously granted Stock Appreciation Right, or the purchase price of any other stock-based Award.

14.2.	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Article 13 and this Article 14, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

14.3.	Awards Previously Granted. Except for the Committee’s right pursuant to Section 13.3 hereof to terminate, amend, or modify Article 13 and Section 2.7 hereof at any time and from time to time prior to the date of a Change in Control, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the prior written consent of the Participant to whom the Award was made or the Participant’s proper assignee.

14.4.	Section 409A and Performance-Based Exception Compliance. Notwithstanding any other provision of this Article 14, no adjustment described in Section 14.2 (unless the Committee determines otherwise at the time such adjustment is considered) and no termination, amendment, or modification of the Plan shall (1) cause an Award intended to satisfy the Performance-Based Exception to fail to satisfy such Performance-Based Exception, (2) impermissibly accelerate or postpone payment of an Award subject to Code § 409A and the 409A Guidance, (3) cause an Option or SAR to provide for a deferral of compensation subject to Code § 409A and the 409A Guidance, or (4) apply to any Award that otherwise is intended to satisfy the requirements of Code § 409A and the 409A Guidance to the extent such action would cause compensation deferred under the applicable Award (and applicable earnings) to be included in income under Code § 409A.

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Article 15.	Withholding

15.1.	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company as a condition precedent for the fulfillment of any Award, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

15.2.	Share Withholding. Whenever Shares are to be issued or cash paid to a Participant upon the grant, exercise or vesting of an Award, the Company shall have the right to require the Participant to remit to the Company, as a condition to the grant, exercise or vesting of the Award, an amount sufficient to satisfy federal, state and local withholding tax requirements at the time of such grant, exercise or vesting. However, notwithstanding the foregoing, to the extent that a Participant is an Insider, satisfaction of withholding requirements by having the Company withhold Shares may only be made to the extent that such withholding of Shares (1) has met the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 of the General Rules and Regulations of the Exchange Act. Shares withheld by the Company for taxes for any Award under this plan shall be limited to the number sufficient to satisfy federal, state and local tax withholding requirements at the time of exercise.

Article 16.	Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act by him or her under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation of Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17.	Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

Article 18.	Miscellaneous

18.1.	Number. Except where otherwise indicated by the context, the plural shall include the singular and the singular shall include the plural.

18.2.	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3.	Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.4.	Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act or its successors. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

16

18.5.	Governing Law. To the extent not preempted by federal law, the Plan, and all agreements, instruments or other documents hereunder, shall be construed in accordance with and governed by the internal laws of the state of Georgia.

18.6.	Plan Document Controls. In the event of any conflict between the provisions of an Award Document and the Plan, the Plan shall control, and the conflicting provisions of the Award Document shall be null and void ab initio.

18.7.	Unfunded Arrangement. The Plan shall not be funded, and except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of the Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any grant under the Plan.

18.8.	Custody of Awards Paid in Shares. Upon issuance to a Participant, Shares shall be held by a custodian chosen by the Committee. Each recipient of Shares may elect to have the custodian continue to hold the Shares as custodian without cost or may elect to have the Shares delivered to him or her. The custodian shall register Shares held by it for a Participant in the custodian’s name and shall sell or otherwise dispose of the Shares only pursuant to the Participant’s instructions. Dividends and other distributions on Shares held by the custodian shall be promptly remitted by the custodian to Participants owning such Shares. Participants owning Shares held by the custodian shall receive periodic statements of the number of Shares held for their account and of dividends paid on such Shares. Notice of any regular or special meeting of Company shareholders shall be forwarded to Participants owning Shares held in custody by the custodian, which shall furnish such Participants a proxy permitting the Participant to vote the number of Shares held for him or her by the custodian.

18.9.	Awards Granted in Substitution. Notwithstanding any contrary provision, in the event the Company engages in a recapitalization, reorganization, merger, consolidation, combination, exchange of shares, spin-off, acquisition or other business transaction with another organization, the Committee in its absolute discretion may (a) grant Awards under the Plan in substitution and cancellation of options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units awarded to an individual by such other organization or (b) assume the options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, or other awards made to an individual by such other organization as if the Company had been granted such awards under the Plan. Awards made under this Section 18.9 in substitution for awards canceled as a result of such business transaction may have an Option Price or grant price less than one hundred percent (100%) of the Fair Market Value of a Share on the date such award is granted and such other terms and conditions as consistent with such canceled awards; provided that no Option or SAR may be granted under this Section 18.9 if such Option or SAR provides for a deferral of compensation subject to Code § 409A and the 409A Guidance.

18.10.	Repayment of Awards as a Result of Certain Improper Conduct. If an Award has been paid to an Executive Participant or to his or her spouse or beneficiary, and the Committee later determines that financial results used to determine the amount of that Award are materially restated and that the Executive Participant engaged in fraud or intentional misconduct, the Company will seek repayment or recovery of the Award, as appropriate, notwithstanding any contrary provision of the Plan.

18.11.	Section 409A Compliance. It is intended that the Awards are either exempt from the requirements of Code § 409A and the 409A Guidance or will satisfy the requirements of Code § 409A and the 409A Guidance (in form and operation) so that compensation deferred under an applicable Award (and applicable earnings) shall not be included in income under Code § 409A, and the Plan will be construed to that effect. If an Award is subject to Code § 409A and the 409A Guidance, the Award Document will incorporate and satisfy the written documentation requirement of Code § 409A and the 409A Guidance either directly or by reference to other documents.

17

UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GA 30328
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by United Parcel Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or phone, you do not need to return this card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	UPSRV1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED PARCEL SERVICE, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of ten directors nominated by the board of directors to serve until the 2010 annual meeting of shareowners:		☐	☐	☐

Nominees:

	01) F. Duane Ackerman	06) William R. Johnson
	02) Michael J. Burns	07) Ann M. Livermore
	03) D.Scott Davis	08) Rudy Markham
	04) Stuart E. Eizenstat	09) John W. Thompson
	05) Michael L. Eskew	10) Carol B. Tomé

								For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as UPS’s independent registered public accountants for the year ending December 31, 2009.							☐	☐	☐

3.	Approval of the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan.							☐	☐	☐

4.	In their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors recommends a vote FOR all the nominees for director in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Annual Meeting of Shareowners
Thursday, May 7, 2009, 8:00 a.m. (Eastern time)
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

UPSRV2

UNITED PARCEL SERVICE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareowners to be held on May 7, 2009
     I hereby appoint D.SCOTT DAVIS and TERI P. McCLURE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 9, 2009 at the annual meeting of shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 7, 2009, and at any or all adjournments or postponements thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. (If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.)

     If I participate in the UPS Stock Fund, I direct the Trustee to vote the stock in the manner stated on the reverse side. (If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR the election of all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If this card is not returned or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

UNITED PARCEL SERVICE, INC.
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GA 30328
Shareowner Meeting to be held on May 7, 2009

Proxy Materials Available
•	2009 Proxy Statement

•	2008 Annual Report

PROXY MATERIALS - VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.
To facilitate timely delivery please make the request as instructed below on or before April 23, 2009.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number available and visit:
www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1) BY INTERNET	- www.proxyvote.com
2) BY TELEPHONE	- 1-800-579-1639
3) BY E-MAIL*	- sendmaterial@proxyvote.com
*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote

Meeting Information

Meeting Type:	Annual Meeting of Shareowners
Meeting Date:	May 7, 2009
Meeting Time:	8:00 a.m. (Eastern Time)
For holders as of:	March 9, 2009

Meeting Location:

Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801

How To Vote

Vote In Person

Many shareowner meetings have attendance requirements. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 6, 2009. Have your notice in hand when you access the web site and follow the instructions.

Directions to the Shareowner Meeting

FROM PHILADELPHIA ON I-95 SOUTH
1.	Take I-95 South through Chester to Wilmington.

2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Ave.”

3.	Follow exit road (11th Street) to intersection with Delaware Ave. marked “52 South, Business District.”

4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.

5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right.
FROM ROUTE 202
1.	Follow Route 202 to I-95 intersection. Take I-95 South.

2.	From I-95 South, follow steps 2 - 5 above.
FROM DOWNSTATE DELAWARE
1.	Take Route 13 North, into Wilmington.

2.	Follow signs marked “North Business, Route 13” to the eighth traffic light.

3.	At the eighth light, make a left onto 10th Street.

4.	Follow 10th Street three blocks to Orange Street, and make a right on Orange.

5.	Next block is 11th Street. Turn right; Hotel du Pont is on the right.
FROM BALTIMORE ON I-95 NORTH
1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”

2.	From right lane, take Exit 7 onto Adams Street.

3.	At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District.”

4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.

5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right.
FROM NEW JERSEY
(NEW JERSEY TURNPIKE)
1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.

2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.

3.	From I-95 North, follow steps 1 - 5 above.

Voting items

The Proposals to be voted on at the Shareowner Meeting are listed below.

The Board of Directors recommends a vote FOR the election of the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1.	Election of ten directors nominated by the board of directors to serve until the 2010 annual meeting of shareowners:

Nominees:
	01) F. Duane Ackerman	06) William R. Johnson
	02) Michael J. Burns	07) Ann M. Livermore
	03) D. Scott Davis	08) Rudy Markham
	04) Stuart E. Eizenstat	09) John W. Thompson
	05) Michael L. Eskew	10) Carol B. Tomé

2.	Ratification of the appointment of Deloitte & Touche LLP as UPS’s independent registered public accountants for the year ending December 31, 2009.

3.	Approval of the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan.

4.	In their discretion upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

THIS IS NOT A PROXY CARD. To vote these shares on a proxy card, you must request that a paper copy of the proxy materials be mailed to you by following the instructions under “How To Request A Copy Of Materials.”